SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.    )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
NEW RELIC, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NEW RELIC, INC.
188 Spear Street, Suite 1000
San Francisco, California 94105
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On August 17, 2022
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders of New Relic, Inc., a Delaware corporation (the “Company”). The meeting will be held virtually via a live audio webcast at www.virtualshareholdermeeting.com/NEWR2022 on Wednesday, August 17, 2022 at 9:30 a.m. Pacific Time for the following purposes:

1.	To elect the seven nominees for director named in the Proxy Statement accompanying this Notice to the Board of Directors to hold office until the 2023 Annual Meeting of Stockholders.

2.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement accompanying this Notice.

3.	To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers.

4.
To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for its fiscal year ending March 31, 2023.

5.	To conduct any other business properly brought before the meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the upcoming Annual Meeting is June 23, 2022. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.
A complete list of such stockholders will be available for examination by any stockholder for any purpose germane to the Annual Meeting beginning ten days prior to the meeting at our headquarters at 188 Spear Street, Suite 1000, San Francisco, California 94105. If you would like to view the list, please contact us to schedule an appointment by calling (650) 777-7600. In addition, the list will be available for inspection by stockholders on the virtual meeting website during the meeting.
By Order of the Board of Directors
/s/ Mark Sachleben
Mark Sachleben
Chief Financial Officer and Corporate Secretary
San Francisco, California
July 8, 2022

You are cordially invited to attend the Annual Meeting, which will be held virtually via the Internet. Whether or not you expect to attend the meeting, please vote over the telephone or the Internet or, if you receive a proxy card by mail, by completing and returning the proxy card mailed to you, as promptly as possible in order to ensure your representation at the meeting. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials, or, if you receive a proxy card by mail, the instructions are printed on your proxy card and included in the accompanying Proxy Statement. Even if you have voted by proxy, you may still vote online at the virtual meeting if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

i

NEW RELIC, INC.
188 Spear Street, Suite 1000
San Francisco, California 94105
PROXY STATEMENT
FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS
August 17, 2022
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the Internet?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (the “Board”) of New Relic, Inc. (the “Company” or “New Relic”) is soliciting your proxy to vote at the 2022 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements of the Annual Meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.
We intend to mail the Notice on or about July 8, 2022 to all stockholders of record entitled to vote at the Annual Meeting.
Will I receive any other proxy materials by mail?
We may send you a proxy card, along with a second Notice, on or after July 18, 2022.
How do I attend the Annual Meeting?
The meeting will be held virtually via a live audio webcast at www.virtualshareholdermeeting.com/NEWR2022 on Wednesday, August 17, 2022 at 9:30 a.m. Pacific Time. We believe that a virtual meeting provides expanded stockholder access and participation and improved communications, while affording stockholders the same rights as if the meeting were held in person, including the ability to vote shares electronically during the meeting and ask questions in accordance with the rules of conduct for the meeting.
To attend, and submit your questions during, the virtual meeting, please visit www.virtualshareholdermeeting.com/NEWR2022. To participate in the annual meeting, you will need the 16-digit control number included on your Notice. Beneficial owners who do not have a control number may gain access to the meeting by logging into their broker, brokerage firm, bank, or other nominee’s website and selecting the shareholder communications mailbox to link through to the annual meeting; instructions should also be provided on the voting instruction card provided by your broker, bank, or other nominee.
We encourage you to access the meeting prior to the start time. Please allow ample time for online check-in, which will begin at 9:15 a.m. Pacific Time. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting log-in page. If there are any technical issues in convening or hosting the meeting, we will promptly post information to our investor relations website, http://ir.newrelic.com, including information on when the meeting will be reconvened.
Information on how to vote at the meeting is discussed below.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on June 23, 2022 will be entitled to vote at the meeting. On this record date, there were 67,281,478 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on June 23, 2022 your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote online at the virtual meeting or vote by proxy over the telephone, through the Internet or by using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on June 23, 2022 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. Beneficial owners may vote online at the virtual Annual Meeting with a 16-digit control number. Beneficial owners who do not have a control number may gain access to the meeting by logging into their brokerage firm’s website and selecting the stockholder communications mailbox to link through to the virtual Annual Meeting. Instructions should also be provided on the voting instruction card provided by their broker, bank, or other nominee.
What am I voting on?
There are four matters scheduled for a vote:

Voting Matter	Board Vote Recommendation
à Proposal No. 1: Election of Directors	FOR EACH NOMINEE
The Nominating and Corporate Governance Committee and the Board believe that each of the nominees possesses the right skills, qualifications, and experience to effectively oversee the Company’s long-term business strategy.	Page 8
à Proposal No. 2: Advisory Vote on the Company’s Named Executive Officer Compensation	FOR
The Company believes that its compensation policies and decisions are based on principles that reflect a “pay-for-performance” philosophy and are strongly aligned with our stockholders’ interests. We currently hold our Say-on-Pay vote annually.	Page 22
à Proposal No. 3: Advisory Vote on the Frequency of Solicitation of Advisory Stockholder Approval of Compensation of the Company’ Named Executive Officers	FOR “ONE YEAR”
The Compensation Committee and the Board believe that an advisory vote on the compensation of the
Company’s named executive officers every year is in the best interest of the Company and its
stockholders. As a matter of corporate governance, stockholders are being asked to indicate, on an advisory basis, their preference for how frequently the Company holds Say-on-Pay votes.	Page 23
à Proposal No. 4: Ratification of Selection of Registered Independent Accounting Firm	FOR
The Audit Committee and the Board believe that the retention of Deloitte & Touche LLP for the fiscal year ending March 31, 2023 is in the best interest of the Company and its stockholders. As a matter of corporate governance, stockholders are being asked to ratify the Audit Committee’s selection of the independent registered public accounting firm.
Page 24
What if another matter is properly brought before the meeting?
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the proxy to vote on those matters in accordance with their best judgment.
How do I vote?
You may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For Proposals 2 and 4, you may vote “For” or “Against” the proposal, or “Abstain.” For Proposal 3, you may vote for “One Year,” “Two Years,” or “Three Years,” or “Abstain.”
The procedures for voting are as follows:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote online at the virtual Annual Meeting or vote by proxy over the telephone, through the Internet or by using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote online at the virtual meeting even if you have already voted by proxy.

•If you plan to attend the Annual Meeting, you may vote online by visiting www.virtualshareholdermeeting.com/NEWR2022. Please have your 16-digit control number to join the Annual Meeting.
•To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m., Eastern Time on August 16, 2022 to be counted.
•To vote through the Internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your Internet vote must be received by 11:59 p.m., Eastern Time on August 16, 2022 to be counted.
•To vote using the proxy card that may be delivered to you, simply complete, sign, and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from New Relic. Simply follow the voting instructions in the Notice to ensure that your vote is counted. Beneficial owners may vote online at the virtual Annual Meeting with a 16-digit control number. Beneficial owners who do not have a control number may gain access to the meeting by logging into their brokerage firm’s website and selecting the stockholder communications mailbox to link through to the virtual Annual Meeting. Instructions should also be provided on the voting instruction card provided by their broker, bank, or other nominee.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you owned as of June 23, 2022.
Can I vote my shares by filling out and returning the Notice?
No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote by telephone or through the Internet, by requesting and returning a printed proxy card, or by submitting a ballot virtually at the Annual Meeting.
What happens if I do not vote?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record and do not vote by telephone, through the Internet, by completing the proxy card that may be delivered to you or virtually at the Annual Meeting, your shares will not be voted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank, or other agent how to vote your shares, your broker, bank, or other agent may still be able to vote your shares at its discretion. In this regard, under the rules of the New York Stock Exchange (“NYSE”), brokers, banks, and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. Proposals 1, 2 and 3 are considered to be “non-routine” under NYSE rules, meaning that your broker may not vote your shares on those proposals in the absence of your voting instructions. However, Proposal 4 is considered to be a “routine” matter under NYSE rules meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal 4.

What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of each nominee for director, “For” the advisory approval of the compensation of the Company’s named executive officers, for “One Year” with respect to the advisory indication of the preferred frequency of stockholder advisory votes on the compensation of our named executive officers, and “For” the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2023. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks, and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the Notices to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•You may submit another properly completed proxy card with a later date.
•You may grant a subsequent proxy by telephone or through the Internet.
•You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at 188 Spear Street, Suite 1000, San Francisco, California 94105. Such notice will be considered timely if it is received at the indicated address by the close of business on August 16, 2022.
•You may virtually attend the Annual Meeting and vote online. Simply attending the meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or Internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
When are stockholder proposals and director nominations due for next year’s Annual Meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by March 10, 2023 to our Corporate Secretary at 188 Spear Street, Suite 1000, San Francisco, California 94105, and must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided, however, that if our 2023 Annual Meeting of Stockholders is held before July 18, 2023 or after September 16, 2023, then the deadline is a reasonable amount of time prior to the date we begin to print and mail our proxy statement for the 2023 Annual Meeting of Stockholders.
Pursuant to our amended and restated bylaws, if you wish to bring a proposal before the stockholders or nominate a director at the 2023 Annual Meeting of Stockholders, but you are not requesting that your proposal or nomination be included in next year’s proxy materials, you must notify our Corporate Secretary, in writing, not later than the close of business on May 19, 2023 nor earlier than the close of business on April 19, 2023. However, if our 2023 Annual Meeting of Stockholders is not held between July 18, 2023 and September 16, 2023, to be timely, notice by the stockholder must be received no earlier than the close of business on the 120th day prior to the 2023 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to the 2023 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of the 2023 Annual Meeting of Stockholders is first made. You are also advised to review our amended and restated bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.
In addition to satisfying the foregoing requirements under our amended and restated bylaws, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than our Board’s nominees must provide notice that sets forth any additional information required by Rule 14a-19 under the Exchange Act no later than June 18, 2023.
The chair of the 2023 Annual Meeting of Stockholders may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting. In addition, the proxy solicited by the Board for the 2023 Annual Meeting of Stockholders will confer discretionary voting authority with respect to (i) any proposal presented by a stockholder at that meeting for which we have not been provided with timely notice and (ii) any proposal made in accordance with our amended and restated bylaws, if the 2023 proxy statement briefly describes the matter and how management’s proxy holders intend to vote on it, and if the stockholder does not comply with the requirements of Rule 14a-4(c)(2) promulgated under the Exchange Act.
How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold,” and broker non-votes; with respect to Proposals 2 and 4, votes “For,” “Against,” abstentions and, if applicable, broker non-votes; and, with respect to Proposal 3, votes for “One Year,” “Two Years, “Three Years,” abstentions, and broker non-votes.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”
How many votes are needed to approve each proposal?

•For the election of directors, the seven nominees to serve until the 2023 Annual Meeting of Stockholders receiving the most “For” votes from the holders of shares present by remote communication (i.e., virtually) or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” will affect the outcome. Withheld votes and broker non-votes will have no effect.
•To be approved, the advisory approval of the compensation of the Company’s named executive officers must receive “For” votes from the holders of a majority of the shares present virtually or represented by proxy and entitled to vote generally on the subject matter. If you select to “Abstain” from voting on this proposal, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.
•For the advisory vote on the frequency of stockholder advisory votes on executive compensation, the frequency receiving the highest number of votes from the holders of shares present virtually or represented by proxy and entitled to vote generally on the subject matter will be considered the frequency preferred by the stockholders. Abstentions and broker non-votes will have no effect.
•To be approved, the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year ending March 31, 2023 must receive “For” votes from the holders of a majority of the shares present virtually or represented by proxy and entitled to vote generally on the subject matter. If you select to “Abstain” from voting on this proposal, it will have the same effect as an “Against” vote. Broker non-votes will have no effect; however, this proposal is considered a routine matter, and therefore no broker non-votes are expected to exist in connection with this proposal.

What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if shares representing a majority of the common stock outstanding and entitled to vote are present at the Annual Meeting virtually or represented by proxy. On the record date, there were 67,281,478 shares of common stock outstanding and entitled to vote. Thus, the holders of 33,640,740 shares must be present virtually or represented by proxy at the Annual Meeting to have a quorum.
Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of the shares present at the Annual Meeting virtually or represented by proxy may adjourn the Annual Meeting to another date.

How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amended Form 8-K to publish the final results.

COMPANY OVERVIEW

New Relic delivers a software platform for customers to land all of their telemetry data quickly and affordably in one place and derive actionable insights from that data in a unified front-end application. This category of software products is generally referred to as observability. Our customers use the New Relic platform to observe and operate the components of their digital infrastructure and provide a quality digital experience for their customers. With a unified front end, purpose built on top of the world’s most powerful telemetry data platform, the New Relic platform helps our users get a comprehensive and consistent view of their digital estate.
The New Relic platform is designed for all engineers, which fuels our growth strategy oriented towards the broader developer productivity market. At present, most observability software is targeted at a small subset of the developer community that works in the “operate” phase of the developer lifecycle. These engineers are primarily concerned with the availability of the applications and infrastructure that are the primary components of a customer’s digital environment. However, a key component of our multi-year strategy is to help all software developers realize the largely dormant value of telemetry data. We fundamentally believe that insights gained from telemetry data are valuable in all of the phases of the developer lifecycle: plan, build, deploy, and operate.
To grow within the market, we employ a land-and-expand business model centered on growing our partnership with our customers as they realize incremental value from the New Relic platform. We drive product awareness, demand, adoption, and activation through self-service, product-led growth strategies. Once activated, customers may increase their consumption of the New Relic platform as they add more data, users, and use cases. For customers with enterprise scale deployment, we deploy sales-led growth strategies to nurture and ensure long-term customer success for larger customers.
We believe our platform is positioned as the only true observability platform, which is grounded in three strategic technological pillars:

1.We serve all engineers: The New Relic platform is used not just by IT operations professionals but by a wide variety of engineers, including application developers, mobile developers, site reliability engineers (“SRE”), network engineers, and more. Our mission is to democratize observability and make observability a daily practice for all engineers at every stage of the software lifecycle, and the goal of our strategic product roadmap is to deliver products that support this mission at a sustained pace.

2.We support the entire software lifecycle: Our platform’s usage is not limited to troubleshooting applications in production environments. Engineers use the New Relic platform across production and pre-production environments to plan, build, and test software before it goes into production. Our ability to ship features and capabilities for the entire software lifecycle increases our platform’s engagement and separates our solutions from other tools that are focused solely on production troubleshooting.

3.We deliver observability as a cohesive platform experience: We view the New Relic platform as a true observability platform and not a bundle of SKUs with disjointed experiences and disparate pricing models stitched into a user interface. The platform has the flexibility to ingest telemetry from any source and modality (metrics, events, logs, and traces) into a unified Telemetry Data Platform. Engineers act on the collected telemetry via a unified and AI-enabled user interface which converges all observability workflows into one cohesive experience.
These three strategic pillars are reinforced by our consumption-based pricing model which we introduced in 2020. We found pre-existing pricing models to have the unintended effect of limiting instrumentation and, ultimately, customer visibility into their system performance. With our consumption-based pricing model and simplified platform offering, we believe we have removed those barriers.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our Board is currently divided into three classes, but undergoing a phased declassification in accordance with an amendment to our amended and restated certificate of incorporation approved by our Board and stockholders in fiscal year 2022 (the “Declassification Amendment”). Under the terms of the Declassification Amendment, beginning at the 2021 Annual Meeting of Stockholders, directors stand for election to one-year terms after the expiration of their respective current terms, with the result that the entire Board will be elected on an annual basis at the 2023 Annual Meeting of Stockholders and at each annual meeting thereafter. If elected at the Annual Meeting, each of the nominees would serve until the 2023 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified, or, if sooner, until his or her death, resignation, or removal.
On June 4, 2022, we entered into a cooperation agreement (the “Cooperation Agreement) with JANA Partners LLC (“JANA”). Pursuant to the Cooperation Agreement, each of Adam Messinger, Dan Scholnick and James Tolonen agreed to resign from the Board and all applicable committees thereof, effective June 13, 2022. Contingent upon the execution of the Cooperation Agreement, the Board appointed each of Susan D. Arthur and Kevin Galligan to the Board as a Class II director of the Company with a term expiring at the upcoming Annual Meeting, effective immediately following the resignations of Messrs. Messinger, Scholnick and Tolonen. In addition, the Board appointed Phalachandra (“Pali”) Bhat to the Board, as a Class II director of the Company with a term expiring at the upcoming Annual Meeting, to fill the remaining vacancy on the Board following the director resignations described above and effective immediately following such resignations.

Director Nominees and Other Directors

Ensuring the Board is composed of directors who bring diverse viewpoints and perspectives, exhibit a variety of skills, experience, and backgrounds, and effectively represent the long-term interests of stockholders is a top priority of the Board and Nominating and Corporate Governance Committee. The Board believes periodic assessment of directors is integral to an effective governance structure and aims to strike a balance between ensuring that we retain directors with deep knowledge of the Company while adding directors who bring a fresh perspective. We have added five new directors since the beginning of fiscal 2022, enhancing the Board’s breadth and depth of experience and diversity, while taking into account the Company’s evolving business model, the macro technology business environment, and the changing governance landscape.

The following table sets forth information with respect to our directors, including the seven nominees for election at the Annual Meeting, as of July 1, 2022:

Name	Age	Director Since	Principal Occupation / Position Held with the Company

Class I Directors – Nominees for Election at the Annual Meeting
Hope Cochran	50	May 2018	Managing Director at Madrona Venture Group and Vice Chair and Lead Independent Director of New Relic
Anne DelSanto	59	Aug. 2020	Director of New Relic

Class II Directors – Nominees for Election at the Annual Meeting
Susan D. Arthur	56	June 2022	Chief Executive Officer at CareerBuilder, LLC and Director of New Relic
Pali Bhat	48	June 2022	Chief Product Officer at Reddit Inc. and Director of New Relic
Caroline Watteeuw Carlisle	70	Aug. 2018	Senior Technology Advisor at Innovation Through Technology and Director of New Relic
Kevin Galligan	38	June 2022	Partner and Director of Research at JANA Strategic Investments and Director of New Relic
William Staples	49	July 2021	Chief Executive Officer and Director of New Relic

Class III Directors – Continuing in Office until the 2023 Annual Meeting of Stockholders
Lewis Cirne	52	Feb. 2008	Founder and Executive Chair of New Relic
David Henshall	54	Aug. 2020	Director of New Relic
RK Mahendran	34	June 2021	Partner at HMI Capital Management, L.P. and Director of New Relic
Takeshi Numoto	51	Dec. 2021	EVP and Chief Marketing Officer at Microsoft and Director of New Relic
Each of the nominees for election at the Annual Meeting was recommended for election by the Nominating and Corporate Governance Committee. All seven of the nominees are current directors and, if elected, will be continuing their roles on the Board. Ms. Arthur and Messrs. Bhat and Galligan have not been previously elected by our stockholders. Ms. Arthur’s and Mr. Galligan’s candidacies were recommended by JANA and agreed to in connection with the Cooperation Agreement following an evaluation of Ms. Arthur’s and Mr. Galligan’s particular experience, qualifications, attributes, and skills, and the Nominating and Corporate Governance Committee recommended their appointments to the Board. With respect to Mr. Bhat’s appointment, our management and members of our Board received information regarding several potential candidates, including Mr. Bhat, in connection with our regular search to add qualified members to our Board. After performing further evaluation of Mr. Bhat’s particular experience, qualifications, attributes, and skills, the Nominating and Corporate Governance Committee recommended his appointment to the Board.

Directors are elected by a plurality of the votes of the holders of shares present virtually or represented by proxy and entitled to vote generally on the election of directors. Accordingly, the seven nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the seven nominees named in this Proxy Statement. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by the Board. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.
The following is a brief biography of each nominee and each director whose term will continue after the Annual Meeting. The biographies below also include information regarding the specific experience, qualifications, attributes, or skills of each nominee or director that led the Nominating and Corporate Governance Committee to determine that such individual should serve as a member of the Board.

NOMINEES FOR ELECTION TO SERVE UNTIL THE 2023 ANNUAL MEETING

Susan D. Arthur has served as a member of our Board since June 2022. In addition, she has served as Chief Executive Officer of CareerBuilder, LLC since July 2021. From September 2019 to July 2021, Ms. Arthur served as Chief Operating Officer at OptumInsight, the healthcare technology services division of United Health Group Incorporated. Prior to joining Optum, Ms. Arthur served in a number of leadership roles at technology service companies, including as Group President at NTT Data from March 2018 to September 2019, Vice President and General Manager at DXC Technology from April 2017 to March 2018, Vice President and General Manager—Regulated Industries at Hewlett Packard Enterprise from November 2015 to March 2017, and a number of Vice President and General Manager positions at HP from 2008 until October 2015. Ms. Arthur has also served on the board of directors of Rackspace Technology, Inc. since April 2020. Ms. Arthur received a B.A. from Gettysburg College in Economics and Spanish. We believe Ms. Arthur is qualified to serve as a member of our Board based on her extensive leadership experience in the technology services sectors.

Pali Bhat has served as a member of our Board since June 2022. In addition, he has served as the Chief Product Officer of Reddit Inc., an online community of communities company, since October 2021. Prior to Reddit, Mr. Bhat worked for Google, Inc. from March 2011 to October 2021, where he most recently served as Vice President of Product Management from May 2017 to October 2021. Earlier in his career, Bhat was Vice President at SAP Labs and a consultant with McKinsey & Co. Mr. Bhat holds a M.S. in Computer Science from the University of Illinois Urbana-Champaign and an M.B.A. from Duke University. We believe Mr. Bhat is qualified to serve as a member of our Board based on his extensive leadership experience in the technology services sectors.

Caroline Watteeuw Carlisle has served as a member of our Board since August 2018. Through Innovation Through Technology, she currently serves as the Chief Technology Officer of Corten Capital and acts as a senior technology advisor to chief executive officers and corporate boards. She served as Executive Vice President and Chief Information Officer of Caliber Home Loans, Inc. from June 2016 until February 2019. Previously, she served as a Technology Officer at Warburg Pincus LLC supporting their technology due diligence process and advising their portfolio companies. Prior to that, Ms. Watteeuw Carlisle served in various roles at PepsiCo, Inc., including Chief Information Officer for North America, and Global Chief Technology Officer and Senior Vice President Business Information Solutions. Before PepsiCo, Inc., she held several technology roles, including at iFormation Group, TradingEdge, and Credit Suisse Group AG. Ms. Watteeuw Carlisle served on the board of directors of Capgemini SE and was a Trustee of New York Institute of Technology between 2014 and 2022. Ms. Watteeuw Carlisle received an Engineering degree at the University of Ghent in Belgium and a M.S. in Chemical and Biochemical Engineering from the University of Pennsylvania. We believe Ms. Watteeuw Carlisle is qualified to serve as a member of our Board because of her extensive background in the software industry, including her experience in several senior technology leadership roles.

Hope Cochran has served as a member of our Board since May 2018. Ms. Cochran is currently a Managing Director at Madrona Venture Group, where she has served in this position since 2019 and as a venture partner since January 2017. From September 2013 to June 2016, Ms. Cochran served as the Chief Financial Officer of the gaming company King Digital Entertainment plc, which was acquired by Activision Blizzard, Inc. in February 2016. Prior to King Digital, she served as the Chief Financial Officer of Clearwire Corporation, a telecommunications operator, from February 2011 until its acquisition by Sprint, Inc. in July 2013. Previously, she has held several roles in the software industry, including at PeopleSoft, Inc., Evant Inc., and SkillsVillage Inc., a human resources software company that she founded. Ms. Cochran currently serves on the board of directors of Hasbro, Inc. and MongoDB, Inc. Ms. Cochran received a B.A. in Economics and Music from Stanford University. We believe Ms. Cochran is qualified to serve as a member of our Board based on her financial and operating background and her experience serving on the board of directors of public companies.

Anne DelSanto has served as a member of our Board since August 2020. In addition, she has served as a limited partner at Operator Collective, a venture fund, since December 2019. Ms. DelSanto has also served as a limited partner at Stage 2 Capital, a venture fund, since March 2019. From February 2018 to April 2019, she served as Executive Vice President and General Manager, Platform at Salesforce.com, Inc. (“Salesforce”), a customer relationship management company. Prior to that role, she served in various executive-level roles at Salesforce since October 2012, including Executive Vice President, Americas Solution Engineering & Cloud Sales from February 2016 to February 2018. Prior to joining Salesforce, Ms. DelSanto served in various roles of increasing responsibility in pre-sales from 1999 to 2012 at Oracle Corporation, an information technology and services company, including most recently as Group Vice President, Sales Engineering from February 2012 to September 2012. Ms. DelSanto currently serves on the board of directors of Juniper Networks, Inc., a networking and cybersecurity solutions company, and Advanced Energy, Inc., a global power supply manufacturer. Ms. DelSanto holds a B.S. in Mathematics, with a concentration in Computer Science from St. John’s University and a M.S. in Administrative Studies from Boston College. We believe Ms. DelSanto is qualified to serve as a member of our Board because of her extensive experience as a senior sales executive at several technology companies, and her broad industry expertise with cloud-businesses and software-as-a-service business models.

Kevin G. Galligan has served as a member of our Board since June 2022. In addition, he serves as the Director of Research at JANA Strategic Investments, a strategic investment fund specializing in enhancing shareholder value through active engagement, since January 2022, and a Partner of JANA Partners LLC since December 2017, where he previously was a Managing Director and held various other titles since February 2011. Prior to that, Mr. Galligan was with Kohlberg Kravis Roberts & Company, an alternative investment management company, where he worked in their North America Private Equity group from July 2007 to January 2011. Before that, he worked in the Mergers & Acquisitions Advisory Division of the Blackstone Group, an alternative investment management company, from July 2005 to June 2007. Mr. Galligan received a B.A. in Economics from Columbia University. We believe Mr. Galligan is qualified to serve as a member of our Board because of his experience as an investor and his experience in the financial services and capital markets sectors.

William Staples has served as our Chief Executive Officer since July 2021, Chief Product Officer of the Company from February 2020 to January 2021, and as President and Chief Product Officer of the Company from January 2021 through June 2021. From September 2017 to January 2020, Mr. Staples served as the Vice President of Experience Cloud Engineering at Adobe, Inc., where he led the global engineering team behind Adobe Inc.’s market-leading Experience Cloud. From 1999 to March 2016, Mr. Staples served in various product, design, and engineering roles at Microsoft, Inc., most recently as Vice President of Azure Application Platform. He holds a B.S. from the University of Utah. We believe that Mr. Staples is qualified to serve as a member of our Board because of his extensive experience as a product executive in the technology industry and his deep understanding of our business strategies, objectives, and products.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2023 ANNUAL MEETING

Lewis Cirne founded our Company and has served as our Executive Chairman since July 2021 and as a member of our Board since February 2008. He previously served as our Chief Executive Officer from February 2008 through June 2021. From 1998 to 2001, Mr. Cirne was founder and Chief Executive Officer, and from 2001 to 2006, he was Chief Technology Officer, of Wily Technology, Inc. Prior to Wily Technology, Inc., Mr. Cirne held engineering positions at Apple Inc. and Hummingbird Ltd. Mr. Cirne holds an A.B. in Computer Science from Dartmouth College. We believe that Mr. Cirne is qualified to serve as a member of our Board because of his operational and historical expertise gained from serving as our Chief Executive Officer. As our founder and the longest serving member of our Board, we also value his deep understanding of our business as it has evolved over time.

Radhakrishnan (“RK”) Mahendran has served as a member of the Board since June 2021. Mr. Mahendran is a Partner, Member of the Investment Committee, and Software Sector Head at HMI Capital Management, L.P., an investment firm based in San Francisco, since September 2014. Prior to HMI Capital, Mr. Mahendran worked at Thomas H. Lee Partners, a Boston-based private equity firm, from July 2012 to July 2014 and Goldman Sachs, an investment banking firm, from July 2010 to June 2012. Mr. Mahendran holds a BBA from the University of Texas at Austin. We believe that Mr. Mahendran is qualified to serve as a member of our Board due to his financial and governance experience.

Takeshi Numoto has served as a member of the Board since December 2021. In addition, he has served as Executive Vice President and Commercial Chief Marketing Officer of Microsoft Corporation (“Microsoft”), a multinational technology company, since March 2020. Prior to that role, Mr. Numoto held a number of roles within Microsoft, including Corporate Vice President, Cloud Marketing from January 2012 to March 2020 and Corporate Vice President, Office Marketing from January 2009 to January 2012. Mr. Numoto holds a B.A. in Law from the University of Tokyo and an M.B.A. from Stanford University. We believe Mr. Numoto is qualified to serve as a member of its Board because of his extensive experience as a senior executive in the technology industry.

David Henshall has served as a member of the Board since August 2020. Mr. Henshall previously served as the President and Chief Executive Officer of Citrix Systems, Inc. (“Citrix”), a multinational software and cloud computing company, from July 2017 to October 2021. Prior to that role, Mr. Henshall held a number of senior executive roles within Citrix, including Chief Operating Officer, Chief Financial Officer and Acting President and Chief Executive Officer between 2003 and 2017. Prior to joining Citrix, Mr. Henshall served as Chief Financial Officer of Rational Software Corporation, a software company acquired by IBM Corporation in 2003, and also held various finance positions at Cypress Semiconductor Corporation and Samsung Semiconductor, Inc. Mr. Henshall currently serves on the board of directors of Everbridge, Inc. where he previously served as a director from July 2015 to May 2018. Mr. Henshall previously served on the board of directors of Citrix from July 2017 to October 2021 and LogMeIn, Inc. from February 2017 to August 2020. Mr. Henshall holds a B.S. from the University of Arizona and an M.B.A. from Santa Clara University. We believe Mr. Henshall is qualified to serve as a member of our Board because of his extensive experience as a senior executive in the technology industry as well as his financial expertise.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Director Independence
Our Board has undertaken a review of its composition, the composition of its committees, and the independence of each director. Our Board has determined that, other than Mr. Cirne and Mr. Staples, none of our current directors has a relationship that would bear on the materiality of his or her relationship to us and that each is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the NYSE. Accordingly, a majority of our directors are independent, as required under applicable NYSE rules. Further, the Board previously determined that each of Messrs. Messinger, Scholnick and Tolonen, who served on the Board until June 13, 2022, did not have a relationship that would bear on the materiality of his relationship to us and that such director was “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the NYSE. In making this determination, our Board considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, relevant transactions between our Company and entities associated with our directors or members of their immediate families, including transactions in the ordinary course of business, and other transactions, relationships, and arrangements that are not required to be disclosed in this Proxy Statement.
Board Leadership Structure
The Board’s leadership structure consists of an Executive Chairman of the Board and a Vice Chair and Lead Independent Director who is appointed, and at least annually reaffirmed, by at least a majority of our independent directors. Mr. Cirne has served as Executive Chairman of the Board since July 1, 2021 and served as Chief Executive Officer of the Company from 2008 through June 2021. Ms. Cochran served as Chair of the Board from August 2020 through June 2021 and has served as the Vice Chair and Lead Independent Director since July 2021.
The duties of the Executive Chairman, Vice Chair and Lead Independent Director, and Chief Executive Officer are set forth in the table below:

	Executive Chairman		Vice Chair and Lead Independent Director		Chief Executive Officer
•	Establish the agenda for regular Board meetings	•	With the Executive Chairman, establish the agenda for regular Board meetings; establish the agenda for meetings of the independent directors	•	Set strategic direction for the Company
•	Preside over meetings of the full Board and meetings of stockholders	•	Preside over meetings of the independent directors and serve as chair of Board meetings in absence of the Executive Chairman	•	Create and implement the Company’s vision and mission
•	Communicate with all directors on key issues and concerns outside of Board meetings	•	Act as a liaison between the independent directors and the Executive Chairman and Chief Executive Officer on sensitive issues; coordinate with the committee chairs regarding meeting agendas and informational requirements	•	Provide input regarding the agenda for regular Board meetings
•	Contribute to Board governance and Board processes	•	Preside over any portions of meetings at which the evaluation or compensation of the Chief Executive Officer or Executive Chairman is presented or discussed, or at which the performance of the Board of Directors is presented or discussed	•	Lead the affairs of the Company, subject to the overall direction and supervision of the Board and its committees and subject to such powers as reserved by the Board and its committees

The Board believes that this overall structure of a separate Executive Chairman of the Board and Chief Executive Officer, combined with a Vice Chair and Lead Independent Director, results in an effective balancing of responsibilities, experience, and independent perspectives that meets the current corporate governance needs and oversight responsibilities of the Board. The Board also believes that this structure benefits the Company by enabling the Chief Executive Officer to focus on strategic matters while the Executive Chairman of the Board focuses on Board process and governance matters. The structure also allows the Company to benefit from Mr. Cirne’s experience as a former Chief Executive Officer of the Company.
The independent directors of the Company meet at least quarterly in executive sessions. Executive sessions of the independent directors are chaired by the Vice Chair and Lead Independent Director if and when the Executive Chairman is not “independent” under applicable standards. The executive sessions include discussions and recommendations regarding guidance to be provided to the Chief Executive Officer and such other topics as the independent directors may determine.

Role of the Board in Risk Oversight
One of the Board’s key functions is informed oversight of the Company’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken, in addition to oversight of the performance of our internal audit function. The Audit Committee, through its Technology, Data and Information Security Subcommittee, also assesses the Company’s cybersecurity risk exposure and monitors compliance with legal and regulatory requirements. Our Nominating and Corporate Governance Committee monitors the effectiveness of our Code of Conduct and Corporate Governance Guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct, and oversees the management of the Company’s environmental, social, and governance (“ESG”) impacts and risks. Our Compensation Committee assesses and monitors whether any of our compensation programs, policies, and practices has the potential to encourage excessive risk-taking. Typically, the entire Board meets periodically with senior management responsible for the Company’s risk management, and the applicable Board committees meet periodically with the employees responsible for risk management in the committees’ respective areas of oversight. The Board as a whole and the various standing committees receive periodic reports from the head of the Company’s legal and operations groups, as well as incidental reports as matters may arise. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible.

Further, our Board of Directors has been monitoring the rapidly evolving COVID-19 pandemic, its potential effects on our business, and its impact on the Company with respect to risk mitigation strategies.
Meetings of the Board of Directors
The Board met eleven times during the last fiscal year. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member at the time of such meetings. In addition, as required under applicable NYSE listing standards, in the fiscal year ended March 31, 2022, the Company’s non-management directors met six times in regularly scheduled executive sessions at which only non-management directors were present. In addition, as required under applicable NYSE listing standards, in the fiscal year ended March 31, 2022, the Company’s independent directors met six times in executive sessions at which only independent directors were present. Ms. Cochran, the Vice Chair and Lead Independent Director of our Board, presided over the executive sessions.
Under our Corporate Governance Guidelines, directors are expected to attend each Annual Meeting of Stockholders. All of our directors attended the 2021 Annual Meeting of Stockholders.
Stockholder Communications with the Board of Directors
Our Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. This information is available on the Company’s website at http://ir.newrelic.com/corporate-governance. In addition, any interested person may communicate directly with the presiding director or the independent or non-management directors. Persons interested in communicating directly with the independent or non-management directors regarding their concerns or issues are referred to the procedures for such communications on the Company’s website at http://ir.newrelic.com/corporate-governance.
Stockholder Engagement
Over the past several years, in response to stockholder feedback, and as part of our ongoing evaluation of best practices, the Board has incorporated enhancements to our executive compensation program and corporate governance practices as described below. In fiscal 2022, we actively engaged in discussions with our largest stockholders, as well as others who requested meetings with our Investor Relations team. These discussions have helped ensure that the Board’s decisions are informed by stockholder views and objectives.
As a result of the feedback we’ve received in recent fiscal years and to better align the long-term interests of the Company and our executive officers with those of our stockholders, we have:

•	deepened our commitment to ESG initiatives by weaving them into our strategy for our technology, people, and business, and plan to publish our inaugural ESG impact report in July 2022;
•	appointed five new independent directors since the beginning of fiscal 2022, including two representatives of stockholders in our Company;
•	implemented a phased declassification of the Board, such that the Board will be fully declassified by the annual meeting of stockholders to be held in 2023;
•	provided investor letters that offer stockholders substantial detail regarding our business to keep them informed, including as we transform from a subscription-based to a consumption-based business model;
•	enhanced our disclosures in our Proxy Statement about our COVID-19 pandemic response;
•	enhanced our disclosures in our Proxy Statement on corporate responsibility, including disclosures on our practices and commitments to community involvement, diversity and inclusion, and environmental sustainability;
•	approved performance-based equity awards in fiscal 2021 and fiscal 2022, such that a meaningful portion of our executive officer compensation is now in the form of performance stock unit (“PSU”) awards, with vesting tied to our total stockholder return relative to the total stockholder return of the members of the S&P Software & Services Select Industry Index over a three-year performance period;
•	moved to a virtual stockholder meeting platform to provide expanded stockholder access and participation;
•	adopted a compensation recovery (“clawback”) policy which permits the Board to require forfeiture or reimbursement of cash or equity incentive compensation from our Chief Executive Officer and Chief Financial Officer if they engage in certain financial restatement misconduct;
•	adopted stock ownership guidelines which require that our executive officers and non-employee members of the Board own significant amounts of our common stock to better align with the long-term interests of our stockholders;
•	enhanced our Compensation Discussion and Analysis to provide our stockholders material information about our compensation objectives and policies for our named executive officers; and
•	added an overview section on the Company to our Proxy Statement to provide a description of our business, including a summary of our products and certain trends affecting our industry.
Code of Conduct
Our Board has adopted a Code of Conduct, which applies to all officers, directors, and employees, in order to maintain the highest standards of business conduct and ethics. The Code of Conduct is available on the Company’s website at http://ir.newrelic.com/corporate-governance. We intend to disclose any amendments to this code, or any waivers of its requirements, on our website to the extent required by the applicable rules and national securities exchange requirements.
Corporate Governance Practices and Guidelines
We believe that good corporate governance promotes the long-term interests of our stockholders, strengthens the Board and management accountability, and leads to better business performance. In light of this goal, we maintain the following strong corporate governance practices:

✓	100% Independent Board Committee Members	✓	Periodic Review of Committee Charters and Governance Policies
✓	Lead Independent Director	✓	Formal Chief Executive Officer Evaluation Process
✓	Annual Board and Committee Evaluations	✓	Clawback Policy
✓	Board Risk Oversight	✓	Stock Ownership Guidelines for Executive Officers and Non-Employee Directors
✓	Regular Meetings of Independent Directors Without Management Present	✓	Annual Say-on-Pay Vote
✓	Code of Conduct for Directors, Officers, and Employees	✓	Insider Trading Policy containing Hedging and Pledging Prohibitions
The Board maintains Corporate Governance Guidelines, which were last reviewed and amended in October 2021, to assure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines are available on the Company’s website at http://ir.newrelic.com/corporate-governance.

Stock Ownership Guidelines
Our Board has adopted stock ownership guidelines to ensure ongoing alignment of the interests of our non-employee directors and executive officers with the long-term interests of our stockholders. Our guidelines require that (i) the Chief Executive Officer own a number of shares of our common stock with a value equal to the lesser of (x) three times his annual base salary and (y) 35,000 shares; (ii) each executive officer (other than the Chief Executive Officer) own a number of shares of our common stock with a value equal to the lesser of (x) one times his or her annual base salary and (y) 10,000 shares; and (iii) each non-employee director own a number of shares of our common stock with a value equal to the lesser of (x) three times his or her annual cash retainer for service on the Board and (y) 2,500 shares.
Each non-employee director and executive officer is required to comply with our stock ownership guidelines by the later of August 21, 2023 or five years from his or her promotion or hiring as an executive officer or election to our Board, measured as of the last day of the applicable fiscal year. As of March 31, 2022, all of our non-employee directors and executive officers (including the Chief Executive Officer) complied with these stock ownership guidelines or were on track to comply with these stock ownership guidelines within the required five-year period.
Insider Trading Policies; Hedging and Pledging Prohibitions
Our insider trading policy prohibits our employees, including our executive officers, and the members of the Board from engaging in transactions in publicly traded options, such as puts and calls, and other derivative securities with respect to the Company’s equity securities. This prohibition extends to any hedging, inherently speculative transaction, or similar transaction designed to decrease the risks associated with holding Company equity securities. In addition, our executive officers, directors, and any person required to comply with the blackout periods or pre-clearance requirements under our insider trading policy are prohibited from pledging Company equity securities as collateral for loans, and may not hold Company equity securities in a margin account.

Corporate Responsibility
We recognize the importance of a thoughtful approach to corporate citizenship and sustainability. In fiscal 2022, we made progress against this goal by building an integrated ESG strategy, based on a materiality review and expect to issue our inaugural ESG report in July 2022. You can find ESG updates at http://newrelic.com/about/environmental-social-governance. Information on our website is NOT incorporated by reference in this Proxy Statement. This year some of the highlights of our efforts included:

✓
COVID-19 Response. For fiscal 2022, to support employee well-being, we established a number of programs in response to the COVID-19 pandemic and the transition to a flex first model where we allow employees an option to work from home full-time. Our top priority has been to ensure our employees have the resources they need to care for themselves and their families. We created flexible work schedule options, gave employees a home office stipend, and implemented for a period of time an unlimited time off code for caregiving or mental health responsibilities, provided additional mental health benefits, hosted learning events such as “Building Resilience” and “Parenting During COVID,” in addition to other various employee-led events such as meditations, workouts, experience sharing, and virtual performances.

✓
Social Impact. We drive social good through our commitment to corporate citizenship in the communities in which we operate. Launched in fiscal 2019, NewRelic.org, which is a part of our Company and not a separate legal entity, facilitates our social impact efforts. Our work is centered around a commitment to driving more equitable access to technology. In fiscal 2022, our employees continued to respond through giving and volunteering to crises including climate change, COVID-19 and the humanitarian crisis in Afghanistan and Ukraine. Our employees volunteered more than 5,000 hours (in addition to giving more than 580 hours of their professional time and talent to our pro bono program). Our employees contributed, combined with employer matching and rewards, over $326,000 to charitable organizations around the world through our Benevity Causes Portal. Additionally, we contributed over $320,000 to community organizations through sponsorships and partnerships. In fiscal 2022, we continued to invest in our technology commitment to nonprofits with our “Observability for Good” program, a comprehensive product offering with expanded free tier access to the New Relic One platform and enablement support through volunteer pro bono efforts. With over 4,500 users at nonprofits, charities and non-governmental organizations gaining access to New Relic One through Observability for Good, we are donating the equivalent of approximately $6.5 million of product credit a year through this program.

✓
Diversity, Equity & Inclusion. Every human being has a core need to belong. That sense of belonging is what allows us to bring our best, most authentic selves to work in service of our customers and each other every day. Our Diversity, Equity & Inclusion (“DE&I”) efforts help create that sense of belonging so employees can do their best work and our customers see themselves in our teams. We take a systems approach to attracting talent from a broad range of backgrounds, perspectives, and experiences and we strive to reflect the diverse communities where we live and work. We design our talent recruitment processes and learning and development opportunities with equity in mind. Our five employee resource groups (Women@New Relic, Rainbow Relics, Relics who Served, NeuRelics and Relics of Color) focus on activities that support our shared values of community engagement, global social impact, and professional growth.

Our fiscal 2022 accomplishments include:

•making significant efforts toward pay equity across race and gender in the U.S. and globally;
•delivering nine DE&I Leader-Led Action Plans including key targets and actions by division and region;
•creating new trainings including Ally Skills for Leaders and Building a Better New Relic for Transgender Relics;
•designing campaigns celebrating National Hispanic Heritage Month, Women’s History Month and Black History Month;
•launching our first public DE&I website including workforce demographics; and
•holding inaugural Black, Indigenous and People of Color (BIPOC) in Tech and Allyship in Action events.

✓
Environmental Sustainability. As a SaaS company, we have a reasonably light environmental footprint. Our primary impacts come from our energy usage in data centers, facilities, and employee travel. As we’ve grown, we’ve focused on operating our regional offices, many of which are located in LEED certified buildings, in centrally located downtown areas, to encourage and incentivize employees to use public transit for commuting. Even so, we know there is more to be done. In fiscal 2022, as part of our ESG efforts, we undertook the effort to identify and measure our greenhouse gas emissions for the previous three years so that we could establish a pre-pandemic baseline, in addition to measuring the two pandemic fiscal years. In fiscal 2022, many of our employees continued to work remotely, in accordance with our flex first policy. While business travel was no longer paused, our business travel remained well below pre-pandemic levels given the on-going waves of the pandemic impacting various geographies and the acceptability of participating in fewer in person meetings and gatherings, opting instead for virtual engagement. As our offices re-open at normal operating conditions, we believe many employees will continue working remotely in partial or full capacity, reducing their climate impacts from commuting. In addition, we continue to maintain a policy of disposing of old computers and other electronic equipment with an electronic waste vendor so that such equipment is responsibly recycled, repurposed, or donated. In fiscal 2022, we directed all donations from this program to educational partners in cities where our offices operate.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS
Our Board has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The table below provides meeting and membership information for the fiscal year ended March 31, 2022. Takeshi Numoto, who joined our Board as an independent director in December 2021, did not serve on any of the three standing committees.

Name	Audit	Compensation	Nominating and Corporate Governance
Caroline Watteeuw Carlisle (1)		X*
Hope Cochran	X
Anne DelSanto (2)		X	X
David Henshall (3)			X
Adam Messinger			X*
Dan Scholnick	X
James Tolonen	X*	X
RK Mahendran (4)	X	X
Total meetings in fiscal year:	8	6	7
____________________

* Committee Chairperson
(1) Ms. Watteeuw Carlisle left our Nominating and Corporate Governance Committee effective October 27, 2021.
(2) Ms. DelSanto was appointed as a member of our Nominating and Corporate Governance Committee effective October 27, 2021.
(3) Mr. Henshall was appointed as a member of our Nominating and Corporate Governance Committee effective April 28, 2021.
(4) Mr. Mahendran was appointed as a member of our Audit Committee and Compensation Committee effective October 27, 2021.
In June 2022, in connection with the Board changes discussed above, our Board, upon the recommendation of the Nominating and Corporate Governance Committee, reviewed and revised its committee membership. The table below reflects the current membership of our Board’s standing committees. Takeshi Numoto, who joined our Board as an independent director in December 2021, and Susan D. Arthur, Pali Bhat, and Kevin Galligan, who joined our Board as independent directors in June 2022, do not serve on any of the three standing committees.

Name	Audit	Compensation	Nominating and Corporate Governance
Caroline Watteeuw Carlisle		X*
Hope Cochran	X
Anne DelSanto		X	X*
David Henshall	X*		X
RK Mahendran (4)	X	X
____________________

* Committee Chairperson
Our Board may establish other committees to facilitate the management of our business. The composition and functions of each standing committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board. The Board has adopted a written charter for each of the committees below that is available to stockholders on the Company’s website at http://ir.newrelic.com/corporate-governance.
Audit Committee
Our Audit Committee consists of Hope Cochran, David Henshall, and RK Mahendran, each of whom satisfies the independence requirements under the NYSE listing standards and Rule 10A-3(b)(1) of the Exchange Act. The chair of our Audit Committee is Mr. Henshall. Dan Scholnick and James Tolonen also served on our Audit Committee prior to their resignations in June 2022 and were previously determined to satisfy the independence requirements under the NYSE listing standards and Rule 10A-3(b)(1) of the Exchange Act during their time on the Audit Committee. Our Board has determined that each current member of the Audit Committee has, and each of Messrs. Scholnick and Tolonen was previously determined to have had, the requisite financial expertise required under the applicable requirements of the NYSE and that each of Ms. Cochran and Mr. Henshall is, and that each of Messrs. Scholnick and Tolonen was, an “audit committee financial expert” within the meaning of SEC regulations. In arriving at this determination, our Board has examined each Audit Committee member’s scope of experience and the nature of their employment in the corporate finance sector.
The primary functions of this committee include:

•reviewing and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;
•evaluating the performance of our independent registered public accounting firm and deciding whether to retain its services;
•monitoring the rotation of partners on our engagement team of our independent registered public accounting firm;
•reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management, including a review of disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;
•considering and approving or disapproving of related party transactions;
•reviewing, with our independent registered public accounting firm and management, significant issues that may arise regarding accounting principles and financial statement presentation, as well as matters concerning the scope, adequacy, and effectiveness of our financial controls;
•reviewing our guidelines and policies with respect to risk assessment and risk management, including risks associated with data privacy and cyber security, which it manages through its Technology, Data and Information Security Subcommittee;
•conducting a periodic assessment of the performance of the Audit Committee and its members, and the adequacy of its charter; and
•establishing procedures for the receipt, retention, and treatment of complaints received by us regarding financial controls, as well as accounting or auditing matters.
Compensation Committee
Our Compensation Committee consists of Caroline Watteeuw Carlisle, Anne DelSanto, and RK Mahendran, each of whom our Board has determined to be “independent” under NYSE listing standards and the rules and regulations of the SEC and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The chair of our Compensation Committee is Ms. Watteeuw Carlisle. James Tolonen also served on our Compensation Committee prior to his resignation in June 2022 and was previously determined to be “independent” under NYSE listing standards and the rules and regulations of the SEC and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act during his time on the Compensation Committee.
The primary functions of this committee include:

•determining the compensation and other terms of employment of our Chief Executive Officer and our other executive officers and reviewing and approving corporate performance goals and objectives relevant to such compensation;
•evaluating and administering the equity incentive plans, compensation plans, and similar programs advisable for us, as well as recommending to our Board the adoption, modification, or termination of such plans and programs;
•establishing policies with respect to equity compensation arrangements;
•reviewing and recommending to our Board the compensation of our non-employee directors;
•reviewing with management our disclosures under the caption “Compensation Discussion and Analysis” and recommending to our Board its inclusion in our periodic reports to be filed with the SEC; and

•reviewing and evaluating, periodically, the performance of the Compensation Committee and the adequacy of its charter.
Compensation Committee Processes and Procedures
Our Compensation Committee meets periodically during each fiscal year, with such frequency as it determines to be appropriate under the circumstances, but at least quarterly. Typically, the agenda for each meeting is developed by the chair of the Compensation Committee, in consultation with management. The charter of the Compensation Committee grants the committee full access to all books, records, facilities, and personnel of the Company. In addition, under its charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. Our Compensation Committee has direct responsibility for the oversight of the work of any advisors engaged for the purpose of advising the committee. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve reasonable fees and other retention terms for such consultants. Under its charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel, or other advisor to the Compensation Committee, other than in-house legal counsel and certain other types of advisors, only after taking into consideration the various factors prescribed by the SEC and NYSE that bear upon the advisor’s independence; however, there is no requirement that any such external advisors to the Compensation Committee be independent.

Since January 2014, our Board or Compensation Committee has engaged Compensia, Inc., a national compensation consulting firm (“Compensia”), to serve as an advisor to the Compensation Committee in the discharge of its responsibilities. Our Compensation Committee, taking into account the various factors prescribed by the SEC and NYSE, reviews the independence of Compensia as a compensation advisor annually and has determined that its work did not give rise to any conflict of interest. A description of the services provided by Compensia is included in “Executive Compensation — Compensation Discussion and Analysis — Governance of Executive Compensation Program” below.
Historically, our Compensation Committee has determined bonus award targets and established new performance goals and objectives for our compensation plans and arrangements at one or more meetings held during the first quarter of the fiscal year and has made adjustments to the design of our annual compensation and equity awards periodically, as the Compensation Committee determines that circumstances warrant. The Compensation Committee also considers matters related to individual compensation, high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy, and new trends, plans, or approaches to compensation, periodically throughout the fiscal year. Our executive officers often attend meetings of the Compensation Committee to present information and answer questions or make recommendations to the Compensation Committee regarding compensation for officers other than for themselves. No executive officer, including our Chief Executive Officer, participates directly in the final deliberations or determinations regarding his or her own compensation or is present when the relevant executive compensation decisions are made.
Under its charter, our Compensation Committee may form and delegate authority to subcommittees as appropriate, including but not limited to (i) a committee composed solely of employees of the Company to serve as an administrative and/or investment committee, with fiduciary responsibilities under the Employee Retirement Income Security Act of 1974 (“ERISA”), with respect to one or more Company plans that are subject to ERISA and (ii), if an exemption from Section 16(b) of the Exchange Act under Rule 16b-3 is desired, a subcommittee composed solely of at least two members of the committee who are “non-employee directors” under Rule 16b-3 to grant awards of equity securities and to take such other actions as may be necessary or appropriate to qualify transactions in the Company’s equity securities under the Rule 16b-3 exemption. The Compensation Committee does not currently delegate any of its functions to others in determining or recommending executive or director compensation.
For additional information regarding our processes and procedures for the consideration and determination of executive compensation, including the role of Compensia as the advisor to the Compensation Committee, see “Executive Compensation — Compensation Discussion and Analysis — Governance of Executive Compensation Program” below.
Compensation Committee Interlocks and Insider Participation
As noted above, the Compensation Committee currently consists of Ms. Watteeuw Carlisle, Ms. DelSanto, and Mr. Mahendran. James Tolonen also served on the Compensation Committee until his resignation in June 2022. None of the current members of the Compensation Committee, nor Mr. Tolonen, is currently or has been at any time one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the Board or Compensation Committee of any entity that has one or more executive officers serving as a member of our Compensation Committee.

Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee consists of Anne DelSanto and David Henshall, each of whom our Board has determined to be “independent” under the NYSE listing standards. Each of Caroline Watteeuw Carlisle, who served on the Nominating and Corporate Governance Committee until October 2021, and Adam Messinger, who served on the Nominating and Corporate Governance Committee until his resignation in June 2022, was previously determined to be “independent” under NYSE listing standards during their respective terms. The chair of our Nominating and Corporate Governance Committee is Ms. DelSanto.
The primary functions of this committee include:

•identifying, evaluating, and making recommendations to our Board regarding nominees for election to our Board and its committees;
•reviewing periodically and evaluating director performance on our Board and its applicable committees, and recommending to our Board and management areas for improvement;
•overseeing ESG matters relating to the Company and periodically informing the Board regarding such matters;
•periodically reviewing with the Chief Executive Officer the plans for succession to the offices of the Company’s executive officers and making recommendations to the Board with respect to the selection of appropriate individuals to succeed to these positions;
•considering and making recommendations to our Board regarding the composition of our Board and its committees;
•reviewing and recommending to our Board any amendments to our corporate governance principles; and
•reviewing and assessing, periodically, the performance of the Nominating and Corporate Governance Committee and the adequacy of its charter.
The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age, and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment, and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company, and the long-term interests of our stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills, and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience, and capability.
In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence. The Nominating and Corporate Governance Committee will also take into account the results of the Board’s self-evaluation, which will be conducted annually on a group and individual basis. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NYSE purposes, which determination is based upon applicable NYSE listing standards, applicable SEC rules and regulations, and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee may use its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board.
At this time, the Nominating and Corporate Governance Committee does not have a policy with regard to the consideration of director candidates recommended by stockholders and will evaluate such candidates on a case-by-case basis. The Nominating and Corporate Governance Committee believes that it is in the best position to identify, review, evaluate, and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.

PROPOSAL NO. 2
ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
Under Section 14A of the Exchange Act, the Company’s stockholders are entitled to vote to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement in accordance with SEC rules, commonly referred to as a “say-on-pay vote.” At the 2016 Annual Meeting of Stockholders, the stockholders indicated their preference that the Company conduct a say-on-pay vote every year. Our Board has adopted a policy that is consistent with this preference.
This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies, and practices described in this Proxy Statement. The compensation of the Company’s named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this Proxy Statement. As discussed in those disclosures, the Company believes that its compensation policies and decisions are based on principles that reflect a “pay-for-performance” philosophy and are strongly aligned with our stockholders’ interests. Meanwhile, compensation of the Company’s named executive officers is designed to enable the Company to attract and retain talented and experienced executives to lead the Company successfully in a highly competitive environment.
Accordingly, our Board is asking the stockholders to indicate their support for the compensation of the Company’s named executive officers as described in this Proxy Statement by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion is hereby APPROVED.”
Because the vote is advisory, it is not binding on our Board, the Compensation Committee, or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding our executive compensation program and arrangements.
Advisory approval of this proposal requires the vote of the holders of a majority of the shares present virtually or represented by proxy and entitled to vote generally on the subject matter at the Annual Meeting. Unless the Board decides to modify its policy regarding the frequency of soliciting say-on-pay votes, the next scheduled say-on-pay vote will be held at the 2023 Annual Meeting of Stockholders.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL NO. 2.

PROPOSAL NO. 3
ADVISORY VOTE ON THE FREQUENCY OF SOLICITATION OF ADVISORY STOCKHOLDER APPROVAL OF
COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS
The Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act enable the Company’s stockholders, at least once every six years, to indicate their preference regarding how frequently we should solicit a non-binding advisory vote on the compensation of our named executive officers as disclosed in this proxy statement. Accordingly, we are asking our stockholders to indicate whether they would prefer an advisory vote every one year, two years, or three years. Alternatively, stockholders may abstain from casting a vote.

After considering the benefits and consequences of each alternative, the Board recommends that the advisory vote on the compensation of our named executive officers be submitted to our stockholders every “One Year.”

The Board believes that an annual advisory vote on the compensation of our named executive officers is the most appropriate policy for us at this time. While our executive compensation program is designed to promote the creation of stockholder value over the long term, the Board recognizes that executive compensation disclosures are made annually, and holding an annual advisory vote on the compensation of our named executive officers provides us with more direct and immediate feedback on our executive compensation program, policies, and disclosures. However, stockholders should note that because the advisory vote occurs well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our compensation plans and arrangements for our executive officers in consideration of any single year’s advisory vote by the time of the following year’s Annual Meeting of Stockholders. We believe that an annual advisory vote on the compensation of our named executive officers is consistent with our practice of seeking input and engaging in dialogue with our stockholders on corporate governance matters, including, starting with our first Annual Meeting of Stockholders, when we began to provide stockholders with the opportunity to ratify the Audit Committee’s selection of our independent registered public accounting firm.

Accordingly, the Board is asking our stockholders to indicate their preferred voting frequency by voting for every one year, two years, or three years or abstaining from voting on this proposal. While the Board believes that its recommendation is appropriate at this time, our stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preferences, on an advisory basis, as to whether the non-binding advisory vote on the approval of our compensation practices for our named executive officers should be held every one year, two years, or three years. The option among those choices that receives the highest number of votes from the holders of shares present virtually or represented by proxy and entitled to vote on the matter at the Annual Meeting will be deemed to be the frequency preferred by our stockholders.

The Board and the Compensation Committee value the opinions of our stockholders in this matter and, to the extent there is any significant vote in favor of one frequency over the other options, the Board will consider our stockholders’ concerns and evaluate any appropriate next steps. However, because this vote is advisory and therefore not binding on the Board or the Company, the Board may decide that it is in the best interests of our stockholders that we hold an advisory vote on the compensation of our named executive officers more or less frequently than the option preferred by the stockholders. The vote will not be construed to create or imply any change or addition to the fiduciary duties of the Company or the Board.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EVERY “ONE YEAR” FOR PROPOSAL NO. 3.

PROPOSAL NO. 4
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2023 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Deloitte & Touche LLP has audited our financial statements since 2012. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our amended and restated bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm for the fiscal year ending March 31, 2023. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.
PRINCIPAL ACCOUNTANT FEES AND SERVICES
The following table represents aggregate fees billed to the Company for the fiscal years ended March 31, 2022 and March 31, 2021, by Deloitte & Touche LLP, the Company’s principal accountant.

	Fiscal Year Ended March 31,
	2022	2021
	(in thousands)
Audit Fees (1)	$2,076	$2,145
Audit-related Fees (2)	10	10
Tax Fees	—	—
All Other Fees (3)	—	70
Total Fees	$2,086	$2,225

(1) Audit fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, the review of our quarterly consolidated financial statements, and audit services that are normally provided by an independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years, such as statutory audits.
(2) Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These fees include fees for professional services provided in connection with our Registration Statement on Form S-8.
(3) All other fees consist of fees in connection with SOC-1 readiness consulting services.

All fees described above were pre-approved or ratified by the Board or the Audit Committee.
PRE-APPROVAL POLICIES AND PROCEDURES
In February 2018, the Audit Committee adopted a revised pre-approval policy pursuant to which the Audit Committee has the authority to pre-approve audit and non-audit services rendered by our independent registered public accounting firm, Deloitte & Touche LLP. The Audit Committee can pre-approve, among other things, specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor on a collective basis, or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. Pursuant to the revised pre-approval policy, the Audit Committee delegated concurrent pre-approval authority to the chair of the Audit Committee.

The Audit Committee has determined that the rendering of services other than audit services by Deloitte & Touche LLP is compatible with maintaining the principal accountant’s independence.
The affirmative vote of the holders of a majority of the shares present virtually or represented by proxy and entitled to vote generally on the subject matter will be required to ratify the selection of Deloitte & Touche LLP.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL NO. 4.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(1)
The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended March 31, 2022 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2022.
James Tolonen
Hope Cochran
Dan Scholnick
Radhakrishnan (“RK”) Mahendran
________________

(1) The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of June 15, 2022, information regarding beneficial ownership of our capital stock by:

•each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;
•each of our named executive officers;
•each of our directors; and
•all of our current executive officers and directors as a group.
Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power of that security, or has the right to acquire beneficial ownership of that security within 60 days. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.
Our calculation of the percentage of beneficial ownership is based on 67,281,178 shares of our common stock outstanding as of June 15, 2022. Common stock subject to options currently exercisable or exercisable within 60 days of June 15, 2022 or restricted stock unit (“RSU”) awards scheduled to vest within 60 days of June 15, 2022 is deemed to be outstanding for computing the percentage ownership of the person holding these options and RSU awards and the percentage ownership of any group of which the holder is a member but is not deemed outstanding for computing the percentage of any other person.
The table is based upon information supplied by our executive officers and directors and Schedules 13D and 13G filed with the SEC. The address of each executive officer and director, unless otherwise indicated by footnote, is c/o New Relic, Inc., 188 Spear Street, Suite 1000, San Francisco, California 94105.

Name of Beneficial Owner	Number	Percentage
Named Executive Officers and Directors:
William Staples (1)	119,935	*
Lewis Cirne (2)	7,827,699	12%
Mark Sachleben (3)	649,326	1%
Kristy Friedrichs (4)	70,316	*
Steve Hurn (5)	45,210	*
Michael Christenson (6)	—	—%
Susan Arthur (7)	3,000	*
Pali Bhat	—	—%
Caroline Watteeuw Carlisle (8)	15,439	*
Hope Cochran (9)	15,289	*
Anne DelSanto (10)	5,439	*
Kevin Galligan	—	—%
David Henshall (11)	10,189	*
RK Mahendran (12)	5,259,460	8%
Takeshi Numoto	—	—%
All current executive officers and directors as a group (14 persons) (13):	14,021,302	21%
5% Stockholders:
Eminence Capital, LP (14)	4,698,682	7%
HMI Capital Management, LP (15)	5,259,460	8%
JANA Partners LLC (16)	3,529,118	5%
Matrix Capital Management Company, LP (17)	5,000,000	7%
The Vanguard Group (18)	4,924,359	7%
__________________

*Represents beneficial ownership of less than 1% of the outstanding common stock.

(1)Consists of 49,883 shares of common stock held by Mr. Staples and 70,052 shares of common stock issuable pursuant to stock options exercisable within 60 days after June 15, 2022.
(2)Consists of 49,937 shares of common stock held by Mr. Cirne, 274,000 shares held by J.P. Morgan Trust Company of Delaware, as Trustee of the Cirne Family 2012 Irrevocable Trust, 5,460,652 shares held by Lewis Cirne and his spouse, as Trustees of the Cirne Family Revocable Trust UAD March 20, 2012, 1,486,000 shares held by the Beloved in Christ Foundation at which he is an officer and may be deemed to hold voting and dispositive power over the shares, and 557,110 shares of common stock issuable pursuant to options exercisable within 60 days of June 15, 2022. Mr. Cirne does not have sole or shared voting or dispositive power over the shares held by J.P. Morgan Trust Company of Delaware, as Trustee of the Cirne Family 2012 Irrevocable Trust.
(3)Consists of 407,326 shares held by the Sachleben Sullivan Living Trust dated August 22, 2012 for which Mr. Sachleben and his spouse are the trustees and 242,000 shares of common stock issuable pursuant to options exercisable within 60 days after June 15, 2022.
(4)Consists of 10,380 shares of common stock held by Ms. Friedrichs and 59,936 shares of common stock issuable pursuant to stock options exercisable within 60 days of June 15, 2022.
(5)Consists of 26,509 shares of common stock held by Mr. Hurn and 18,701 shares of common stock issuable pursuant to stock options exercisable within 60 days of June 15, 2022.
(6)Mr. Christenson confirmed that as of June 15, 2022, he owned no shares of our common stock and had no stock options or any other equity awards outstanding.
(7)Consists of 3,000 shares of common stock held by Ms. Arthur.
(8)Consists of 5,433 shares of common stock held by Ms. Watteeuw Carlisle and 10,006 shares of common stock issuable pursuant to options exercisable within 60 days after June 15, 2022.
(9)Consists of 4,418 shares of common stock held by Ms. Cochran and 10,871 shares of common stock issuable pursuant to options exercisable within 60 days after June 15, 2022.
(10)Consists of 1,584 shares of common stock held by Ms. DelSanto and 3,855 shares of common stock issuable pursuant to options exercisable within 60 days after June 15, 2022.
(11)Consists of 6,334 shares of common stock held by Mr. Henshall, and 3,855 shares of common stock issuable pursuant to options exercise.
(12)Consists of the shares described in footnote 15 below.
(13)Consists of 13,044,916 shares of common stock and 976,386 shares of common stock issuable pursuant to options exercisable within 60 days after June 15, 2021.
(14)This information is based solely on information contained in the Schedule 13G/A filed with the SEC on February 14, 2022 by Eminence Capital, LP (“Eminence Capital”). Represents shares owned by and on behalf of each of Eminence Capital and Ricky C. Sandler (“Sandler”). Eminence Capital serves as the management company or investment advisor to several Eminence funds and separately managed accounts and may be deemed to have voting and dispositive power over shares held for the accounts of the Eminence funds and the separately managed accounts. Eminence GP, LLC (“Eminence GP”) serves as general partner or manager with respect to the shares directly owned by some of the Eminence funds and may be deemed to have voting and dispositive power over the shares held for the accounts of certain Eminence funds. Sandler is the chief executive officer of Eminence Capital and managing member of Eminence GP and may be deemed to have voting and dispositive power over the shares held for the accounts of the Eminence funds and the separately managed accounts, and individually over shares owned by certain family accounts and other related accounts over which Sandler has investment discretion. Eminence Capital and Sandler have shared voting and dispositive power with respect to all shares, Eminence GP has shared voting and dispositive power with respect to 4,696,452 shares and Sandler has sole voting and dispositive power with respect to 2,230 shares. The business address of Eminence Capital, Eminence GP and Sandler is 399 Park Avenue, 25th Floor, New York, New York 10022. The Schedule 13G/A provides information only as of December 31, 2021 and, consequently, the beneficial ownership of the above-mentioned entities may have changed between December 31, 2021 and June 15, 2022.
(15)Consists of 439 shares of common stock held by Mr. Mahendran and 5,259,021 shares held by funds for which HMI Capital Management, L.P. (“HMI Capital”) serves as the investment advisor and HMI Capital Fund GP, LLC (“HMI Fund GP”) serves as the general partner. HMI Capital and HMI Fund GP may be deemed to have voting and dispositive power over the shares listed above. Sean Barrett, Marco Hellman, RK Mahendran, and Justin Nyweide comprise the investment committee of HMI Capital and, in that capacity, may also be deemed to have voting and dispositive power over the shares. The business address of HMI Capital, HMI Fund GP, and all funds managed by HMI Capital is 555 California Street, Suite 4900, San Francisco, California 94104.
(16)This information is based solely on information contained in the Schedule 13D filed with the SEC on June 21, 2022 by JANA Partners LLC (“JANA”). The address for JANA is 767 Fifth Avenue, 8th Floor, New York, NY 10153. Mr. Galligan is a partner at JANA and has disclaimed beneficial ownership of shares beneficially owned by JANA.
(17)This information is based solely on information contained in the Schedule 13G/A filed with the SEC on February 18, 2022 by Matrix Capital Management Company LP (“Matrix”) and David E. Goel. According to the Schedule 13G/A,

Matrix Capital Management Company LP and Mr. Goel each have shared power to vote or direct the vote of and dispose or direct the disposition of 5,000,000 shares of common stock. Mr. Goel is the Managing General Partner of Matrix. Matrix is the investment advisor to Matrix Capital Management Master Fund, L.P. and various other funds. Matrix Capital Management Master Fund, L.P. has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, these shares. The address for each of these individuals and entities is Bay Colony Corporate Center, 1000 Winter Street, Suite 4500, Waltham, MA 02451. The Schedule 13G/A provides information only as of December 31, 2021 and, consequently, the beneficial ownership of the above-mentioned entities may have changed between December 31, 2021 and June 15, 2022.
(18)This information is based solely on information contained in the Schedule 13G/A filed with the SEC on February 10, 2022 by The Vanguard Group, Inc. (“Vanguard”). Vanguard may be deemed to beneficially own the indicated shares and has sole dispositive power over 4,840,472 shares, shared dispositive power over 83,887 shares, sole voting power over 0 shares and shared voting power over 32,783 shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355. The Schedule 13G/A provides information only as of December 31, 2021 and, consequently, the beneficial ownership of the above-mentioned entities may have changed between December 31, 2021 and June 15, 2022.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors, and greater than ten percent beneficial owners are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.
To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended March 31, 2022, all Section 16(a) filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were complied with.

EXECUTIVE OFFICERS
The following table sets forth certain information with respect to our executive officers as of July 1, 2022.

Name	Age	Position(s)
William Staples	49	Chief Executive Officer and Director
Lewis Cirne	52	Founder and Executive Chairman
Mark Sachleben	57	Chief Financial Officer and Corporate Secretary
Kristy Friedrichs	42	Chief Operating Officer
Steve Hurn	57	Chief Sales Officer
There are no family relationships between any of our directors and any of our executive officers.
Lewis Cirne and William Staples. Biographical information with regard to Messrs. Cirne and Staples is presented under “Proposal No. 1 — Election of Directors” in this Proxy Statement.
Mark Sachleben has served as our Chief Financial Officer since April 2008 and our Corporate Secretary since February 2018. From December 1999 to March 2006, Mr. Sachleben served as Vice President of Finance at Wily Technology, Inc., an application performance company. Mr. Sachleben holds an M.B.A. from Stanford University and an A.B. in Engineering Science and B.S. in Fluid and Mechanical Engineering from Dartmouth College.
Kristy Friedrichs has served as our Chief Operating Officer since July 2021 and our Chief People Officer from February 2017 through June 2021. From 2001 to January 2017, Ms. Friedrichs served in various roles at Bain & Company, a management consulting firm, both in advisory roles as an Associate Partner and most recently as the Head of Consulting Operations, where she led staffing and operations for the Bay Area business. She holds an M.B.A. from Harvard Business School and a B.S. in Economics from Duke University.
Steve Hurn has served as our Chief Sales Officer since July 2021 and our Executive Vice President of Worldwide Sales from December 2020 through June 2021 and our Head of EMEA Sales from May 2020 to December 2020. Previously, Mr. Hurn served in various roles at TIBCO Software Inc., an enterprise data company, and most recently as the Executive Vice President of Global Sales from February 2018 to July 2020 and Senior Vice President of Global Sales from January 2017 to January 2018.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
General
This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy and objectives, describes the material elements of our executive compensation program during fiscal 2022, and analyzes how and why the Compensation Committee of our Board of Directors (the “Compensation Committee”) arrived at the compensation decisions for our named executive officers for fiscal 2022 (the “Named Executive Officers”), including the key factors that the Compensation Committee considered in determining the compensation of our Named Executive Officers. Our Named Executive Officers for fiscal 2022 were:

•William Staples, our Chief Executive Officer;
•Lewis Cirne, our Founder and Executive Chairman;
•Mark Sachleben, our Chief Financial Officer and Corporate Secretary
•Kristy Friedrichs, our Chief Operating Officer;
•Steve Hurn, our Chief Sales Officer; and
•Michael Christenson, our former advisor to the Chief Executive Officer.
Fiscal 2022 Executive Transitions
Mr. Christenson resigned from his position as President effective January 5, 2021 and as Chief Operating Officer effective as of March 31, 2021. Mr. Christenson agreed to a continued employment relationship with the Company from and after April 1, 2021 serving as an advisor to our Chief Executive Officer. On June 24, 2021, we entered into a separation agreement with Mr. Christenson pursuant to which he agreed to resign from all positions with the Company effective June 30, 2021. For a summary of the terms of Mr. Christenson’s separation agreement, see “Employment Arrangements—Mr. Christenson” below.

On July 1, 2021, Mr. Cirne transitioned from his role as Chief Executive Officer to Executive Chairman and Mr. Staples was promoted from President and Chief Product Officer to Chief Executive Officer.

On July 1, 2021, Ms. Friedrichs transitioned from her role as Chief People Officer to Chief Operating Officer.

Fiscal 2023 Executive Transition
On May 7, 2022, Mr. Sachleben notified the Board that he intended to retire from his role as Chief Financial Officer and would remain in his role until his successor is chosen to ensure a smooth transition.
Executive Compensation Philosophy and Program Design
Compensation Philosophy

We operate in a highly competitive industry that is characterized by constant change and innovation, and we expect competition among companies in our market to continue to increase for the foreseeable future. Our observability platform combines functionality from numerous traditional product categories, and hence we compete in each of these categories with home-grown and open-source technologies, as well as a number of different commercial vendors. To grow our business successfully in this dynamic environment, we must continually develop and enhance our products and platform features to stay ahead of customer needs and challenges.
Our ability to compete and succeed is dependent on our ability to recruit, incentivize, retain, and reward a skilled team of technical, sales, marketing, operations, and other business professionals, while facing intense competition both within the software industry and from other technology companies for highly-qualified executives. Our compensation philosophy is designed to establish and maintain an executive compensation program that attracts, incentivizes, rewards, and retains talented individuals who possess the skills necessary to create long-term value for our stockholders, expand our business, and assist in the achievement of our strategic goals.

The key elements of our executive compensation philosophy include the following:

✓	Pay for Performance — Our executive compensation program is heavily weighted towards “at risk” and performance-based compensation.
✓	Fair, Flexible, and Results-Oriented — We design our executive compensation program structure to reward results and to provide parity and consistency within functions.
✓
Ownership Culture — We believe that ownership of our common stock by our executive officers is a critical retention tool, and the use of equity awards to deliver long-term incentive compensation opportunities emphasizes long-term results and aligns the interests of our executive officers and our stockholders.

Program Design
Our executive compensation program is designed to reflect our compensation philosophy and currently consists of three principal components: a base salary, annual cash incentive compensation opportunities, and long-term incentive compensation opportunities delivered in the form of RSU awards that are settled in shares of our common stock upon satisfaction of time-based vesting conditions and performance stock unit (“PSU”) awards that are settled in shares of our common stock upon satisfaction of performance-based vesting conditions. As a result, a significant portion of our executive officers’ target total direct compensation opportunities is at risk and dependent upon our performance and the market price of our common stock. Accordingly, our executive officers are financially incentivized to increase the market price of our common stock.
To reward results and to provide parity and consistency within functions, our executive officers participate in the same cash bonus plan structure as our other employees and are eligible to receive cash bonuses if our pre-established quarterly corporate financial and operational performance objectives are achieved. The Compensation Committee believes that such cash bonus opportunities appropriately reward our executive officers for delivering financial and operational results that meet or exceed these pre-established quarterly objectives for each fiscal year.
Our executive compensation program is also heavily weighted towards long-term incentive compensation opportunities in the form of equity awards. The Compensation Committee believes that compensation in the form of equity awards enables us to closely align the decision-making of our executive officers with the long-term interests of our stockholders by driving achievement of our financial and strategic goals. To ensure that we remain faithful to our compensation philosophy, from time to time the Compensation Committee evaluates, with the assistance of analysis and data from its compensation consultant, the relationship between the reported values of the equity awards granted to our executive officers, the amount of compensation realizable (and, ultimately, realized) from such awards in subsequent years, and our total stockholder return over this period.
As our needs evolve, the Compensation Committee intends to continue to evaluate our compensation policies and practices as circumstances require to best reflect our overall compensation philosophy.

Fiscal 2022 Executive Compensation Program Overview
Fiscal 2022 Business Highlights
Fiscal 2022 was a transformational year for us, as we deepened our conversion from a subscription to a consumption business. We believe New Relic is fundamentally better positioned entering fiscal year 2023, and we have a more constructive charter for our go-to-market teams and better alignment with our customers. In addition, we continue to experience broad-based market acceptance of our products and business model.
Our fiscal 2022 business highlights include the following key annual financial metrics:

•revenue of $786 million, up 18% compared to the prior fiscal year;
•exited the fiscal year with approximately 87% of revenue on our new business model;
•14,800 active customer accounts as of March 31, 2022, compared to 14,100 as of March 31, 2021;
•1,099 active customer accounts with revenue greater than $100,000 as of March 31, 2022, compared to 945 as of March 31, 2021;
•119% net revenue retention rate as of March 31, 2022, compared to 112% as of March 31, 2021; and
•cash, cash equivalents, and short-term investments were $829 million as of March 31, 2022, compared with $816 million as of March 31, 2021.

Our Executive Compensation Practices
Fiscal 2021 Say-on-Pay Vote
At the 2021 Annual Meeting of Stockholders, more than 81% of the votes cast on the Company’s annual say-on-pay proposal were voted in favor of the compensation of our named executive officers. We believe these results represent stockholder support of our overall compensation philosophy and decisions for fiscal 2021. Our Compensation Committee considered the say-on-pay vote and determined not to make any material changes to the underlying structure of our executive compensation program for fiscal 2022. The Compensation Committee regularly reviews and adjusts our executive compensation program to ensure it remains competitive and aligned with our stockholders’ interests.
Fiscal 2022 Executive Compensation Highlights
The following key compensation actions were taken with respect to our Named Executive Officers for fiscal 2022:

•Base Salaries — We increased the annual base salary of Mr. Staples by approximately 19% and the annual base salary of Ms. Friedrichs by approximately 28%, both effective July 1, 2021, in connection with their promotions to Chief Executive Officer and Chief Operating Officer, respectively. We increased Mr. Sachleben’s annual base salary by approximately 10%, effective April 1, 2021, to be more in line with competitive market base salaries for individuals holding the chief financial officer position. We decreased the annual base salary of Mr. Cirne by approximately 22%, effective July 1, 2021, in connection with his transition to Executive Chairman. The annual base salary of Mr. Hurn remained unchanged from fiscal 2021, and we decreased the annual base salary of Mr. Christenson by 75%, effective April 1, 2021, in connection with his transition to advisor to the Chief Executive Officer.
•Annual Cash Incentive Compensation — The aggregate quarterly cash bonuses for our Named Executive Officers (other than Mr. Hurn, who was on a sales commission plan in fiscal 2022, and Mr. Christenson, who was not eligible for a bonus in fiscal 2022) ranged from approximately 109% to approximately 113% of their target annual cash bonus opportunities, including an aggregate cash bonus of $537,404 for Mr. Staples. Mr. Hurn participated in an individual sales commission plan, and his aggregate sales commissions earned for fiscal 2022 were $606,895.
•Long-Term Incentive Compensation — In connection with the Compensation Committee’s annual review of our executive compensation program, our Named Executive Officers were granted long-term incentive compensation opportunities 50% in the form of RSU awards to be settled in shares of our common stock upon satisfaction of time-based vesting conditions, and 50% in the form of PSU awards to be settled in shares of our common stock upon satisfaction of performance-based vesting conditions, with aggregate grant date fair values ranging from $3,992,848 to $12,548,606.
•Promotion of Chief Executive Officer — In connection with his promotion from President and Chief Product Officer to Chief Executive Officer on July 1, 2021, the Compensation Committee adjusted the compensation arrangements for Mr. Staples as follows:
◦an increase in his annual base salary from $420,000 to $500,000, effective July 1, 2021;
◦an increase in his target annual cash bonus opportunity from 90% to 100% of his annual base salary, effective July 1, 2021;
◦an increase from Tier 2 to Tier 1 benefits under his Change in Control and Severance Agreement; and
◦equity awards granted in May of fiscal 2022 with an aggregate target value of $11.0 million, split evenly between an RSU award and a PSU award, vesting over a four-year time-based period and a three-year performance period, respectively. The RSU award has a vesting commencement date of February 15, 2021.
•Promotion of Chief Operating Officer— In connection with her promotion from Chief People Officer to Chief Operating Officer on July 1, 2021, the Compensation Committee adjusted Ms. Friedrichs’ compensation arrangements as follows:
◦an increase in her annual base salary from $333,000 to $425,000, effective July 1, 2021;
◦an increase in her target annual cash bonus opportunity from 50% to 75% of her annual base salary, effective July 1, 2021;
◦equity awards granted in May of fiscal 2022 with an aggregate target value of $3.35 million, split evenly between an RSU award and a PSU award, vesting over a four-year time-based period and a three-year performance period, respectively. The RSU award has a vesting commencement date of May 15, 2021; and
◦a one-time RSU award with a grant date fair value of $1,417,417 in recognition of her contributions to the Company and to bring her equity compensation more in line with competitive market practice for her role. The RSU award is subject to time-based vesting over a four-year period and has a vesting commencement date of February 15, 2021.

Pay-for-Performance Alignment
We believe our fiscal 2022 executive compensation program is reasonable and competitive, and appropriately balances the goals of attracting, motivating, rewarding, and retaining our executive officers. To ensure our executive officers’ interests are aligned with those of our stockholders and to motivate and reward individual initiative and effort, a substantial portion of their target total direct compensation opportunity each year is “at-risk” and will vary above or below target levels commensurate with our corporate and financial performance.
We emphasize variable compensation that appropriately rewards our executive officers for delivering financial, operational, and strategic results tied to pre-established goals, with more significant rewards for meeting or exceeding such goals, through our annual cash incentive plan, as well as through RSU awards which are settled in shares of our common stock upon satisfaction of time-based vesting conditions and PSU awards which are settled in shares of our common stock upon satisfaction of performance-based vesting conditions, which we use to deliver long-term incentive compensation opportunities.
The target total direct compensation opportunities for our Named Executive Officers during fiscal 2022 reflect this pay-for-performance alignment:
__________

(1)Based on information related to Mr. Staples.
(2)Does not include information related to Messrs. Staples and Christenson.
As illustrated by the foregoing graphic, for fiscal 2022 variable compensation (consisting of annual cash incentive and long-term equity incentive compensation opportunities) made up 96% of the target total direct compensation opportunity of Mr. Staples, our Chief Executive Officer during fiscal 2022 and 91%, on average, of the target total direct compensation opportunities of our other Named Executive Officers (excluding Messrs. Staples and Christenson). In addition, 92% of Mr. Staples’ target total direct compensation opportunity and 85%, on average, of the target total direct compensation opportunities of our other Named Executive Officers (excluding Messrs. Staples and Christenson) consisted of long-term incentive compensation in the form of equity awards to further align their interests with those of our stockholders and motivate them to create long-term stock price appreciation.
Executive Compensation Policies and Practices
During fiscal 2022, we maintained the following corporate governance and compensation-related policies and practices, which include policies and practices that we have implemented to drive performance as well as policies and practices that either prohibit or minimize behaviors that we do not believe serve our stockholders’ long-term interests:

•Independent Compensation Committee. The Compensation Committee continues to be comprised solely of independent directors.
•Independent Compensation Committee Advisor. The Compensation Committee engaged its own compensation consultant, Compensia, to assist it in carrying out its responsibilities in fiscal 2022. Compensia performed no other services for us during fiscal 2022.
•Annual Executive Compensation Review. The Compensation Committee conducted an annual review and approval of our compensation strategy, including a review and determination of our compensation peer group used for comparative purposes, and of our compensation-related risk profile to ensure that our compensation programs do not encourage excessive or inappropriate risk taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us.
•Executive Compensation Practices. Our compensation philosophy and related corporate governance policies and practices are complemented by several specific compensation practices that are designed to align our executive compensation with long-term stockholder interests, including the following:
▪Compensation At-Risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on the Company’s performance, and includes annual cash and long-term equity incentives to align the interests of our executive officers and stockholders.
▪No Pension or Nonqualified Deferred Compensation Plans. We do not currently offer, nor do we have plans to provide, pension arrangements or nonqualified deferred compensation plans or arrangements to our executive officers.
▪No Significant Perquisites. We do not provide significant perquisites or other personal benefits to our executive officers.
▪No Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits.
▪“Double-Trigger” Change-in-Control Arrangements. All change-in-control payments and benefits under our change-in-control and severance agreements are based on a “double-trigger” arrangement (that is, they require both a change in control of the Company plus a qualifying termination of employment before payments and benefits are paid).
▪No Special Health or Welfare Benefits. Our executive officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees.
▪No Post-Employment Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any change-in-control or severance payments or benefits.
▪Multi-Year Vesting Requirements. The equity awards granted to our executive officers vest or are earned over multi-year periods, consistent with current market practice and our retention objectives.
▪Performance-Based Equity Awards. A significant portion of the long-term incentive compensation opportunities granted to our Named Executive Officers are earned and vest based on changes in our total stockholder return relative to the total stockholder return of the companies in the S&P Software & Services Select Industry Index measured over a three-year performance period.
▪Hedging and Pledging Prohibited. We prohibit our executive officers from hedging our equity securities, pledging our equity securities as collateral for loans, or holding our equity securities in margin accounts.
▪Compensation Recovery “Clawback” Policy. Our executive officers are subject to a compensation recovery (“clawback”) policy, which permits our Board to require forfeiture or reimbursement of cash or equity incentive compensation if they engage in certain misconduct that results in an obligation to restate the Company’s financial statements.
▪Stock Ownership Guidelines. Our stock ownership guidelines require that our executive officers and the non-employee directors of our Board own significant amounts of our common stock and are designed to align the long-term interests of our executive officers and non-employee directors with those of our stockholders.
Governance of Executive Compensation Program
Role of the Compensation Committee
The Compensation Committee discharges the responsibilities of our Board relating to the compensation of our executive officers, including our Named Executive Officers. The Compensation Committee has overall responsibility for overseeing our compensation and benefits policies generally, overseeing, evaluating, and approving the compensation policies, practices, and plans applicable to our executive officers, determining the compensation of our Chief Executive Officer and other executive officers, determining and overseeing the process of evaluating our Chief Executive Officer’s performance, and overseeing the preparation, reviewing, and approving of this Compensation Discussion and Analysis.
The Compensation Committee reviews the base salary levels, target annual cash bonus opportunities, and long-term incentive compensation opportunities of our executive officers, including our Named Executive Officers, each fiscal year, or more frequently as warranted. Adjustments are generally effective at the beginning of the fiscal year. Each fiscal quarter, the Compensation Committee reviews our financial and operational performance and the corresponding projected payments under our cash bonus plan and the equity awards previously granted to our executive officers.
When determining and setting the amount of each compensation element, the Compensation Committee generally considers the following factors:

•our performance against the financial and operational objectives established by the Compensation Committee and our Board;
•each individual executive officer’s skills, experience, and qualifications relative to other similarly-situated executive officers at the companies in our compensation peer group and in selected broad compensation surveys;
•the scope of each executive officer’s role compared to other similarly-situated executive officers at the companies in our compensation peer group and in selected broad compensation surveys;
•the performance of each individual executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, and work as part of a team, all of which reflect our core values;
•compensation parity among our executive officers, including our Named Executive Officers (other than our Chief Executive Officer);
•the recommendations of our Chief Executive Officer, other than with respect to his own compensation;
•our financial performance relative to our peers; and
•the compensation practices of the companies in our compensation peer group and in selected broad compensation surveys and the positioning of each executive officer’s compensation in a ranking of peer company compensation levels.
In addition, in determining the amount of long-term incentive compensation for our executive officers as part of its annual executive compensation review, the Compensation Committee also considers the outstanding equity holdings of each executive officer, the projected impact of the proposed awards on our earnings, the proportion of our total shares outstanding used for annual employee long-term incentive compensation awards (our “burn rate”) in relation to the median proportions of the companies in our compensation peer group, and the potential voting power dilution to our stockholders (our “overhang”) in relation to the median practice of the companies in our compensation peer group.
These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each executive officer. No single factor is determinative in setting pay levels, nor is the impact of any factor on the determination of pay levels quantifiable. The Compensation Committee retains significant authority to adjust compensation levels of our executive officers based on these and other factors that it deems appropriate to achieve our overall compensation goals.
Role of Management
In discharging its responsibilities, the Compensation Committee works with members of our management team, including our Chief Executive Officer. The management team (with the assistance of the Compensation Committee’s compensation consultant, Compensia) assists the Compensation Committee by providing information on our performance and the individual performance of our executive officers, as well as market and industry data, and management’s perspective and recommendations on compensation matters. The Compensation Committee solicits and reviews our management team’s (including our Chief Executive Officer’s) recommendations and proposals with respect to adjustments to target annual cash bonus opportunities, long-term incentive compensation opportunities, program structures, and other compensation-related matters for our executive officers (other than with respect to such executive officer’s own compensation). The Compensation Committee reviews and discusses these recommendations and proposals with our management team (including our Chief Executive Officer) and uses them as one factor in determining and approving the compensation for our executive officers, other than our Chief Executive Officer. In setting the compensation of our Chief Executive Officer, he recuses himself from all recommendations and deliberations regarding his own compensation.
Role of Compensation Consultant
Pursuant to its charter, the Compensation Committee has the authority to retain the services of external advisors, including compensation consultants, legal counsel, and other advisors, to assist in the performance of its responsibilities. In fiscal 2022, the Compensation Committee again retained Compensia, a national compensation consulting firm, to serve as its compensation advisor. Compensia serves at the discretion of the Compensation Committee.
During fiscal 2022, Compensia attended the meetings of the Compensation Committee (both with and without management present) and provided various services, including the following:

•consulting with the Compensation Committee chair and other members between Compensation Committee meetings;
•reviewing, researching, and updating our compensation peer group;
•providing competitive market data based on the compensation peer group and/or broad compensation surveys for our executive officer positions and evaluating how the compensation we pay our executive officers compares both to our performance and how the companies in our compensation peer group and/or the broad compensation surveys compensate their executive officers;
•reviewing and analyzing the base salary levels, annual cash bonus opportunities, and long-term incentive compensation opportunities of our executive officers;
•providing competitive market data based on the compensation peer group and/or broad compensation surveys for various executive officer positions, including our Executive Chair position;
•assisting us with our compensation risk assessment;
•assisting us with a review of our long-term incentive compensation strategy and equity utilization;
•assisting us with the review and development of a compensation recovery (“clawback”) policy;
•assessing executive compensation trends within our industry, and updating on corporate governance and regulatory issues and developments;
•reviewing our market equity compensation practices, including burn rate and overhang; and
•providing competitive market data based on the compensation peer group for the non-employee members of our Board and evaluating the compensation we pay our non-employee directors.
In fiscal 2022, Compensia provided no services to us other than the consulting services to the Compensation Committee.

For additional information regarding the role of Compensia as the compensation advisor to the Compensation Committee, including the Compensation Committee’s evaluation of Compensia’s independence, see “Information Regarding Committees of the Board of Directors - Compensation Committee - Compensation Committee Processes and Procedures” above.

Competitive Positioning
For purposes of comparing our executive compensation against the competitive market, the Compensation Committee reviews and considers the compensation levels and practices of a group of comparable technology companies. In October 2020, the Compensation Committee, with the assistance of its compensation consultant, developed and approved the following compensation peer group for purposes of understanding the competitive market for executive talent:

• Alteryx	• Hubspot
• BlackLine	• Nutanix
• Box	• Paylocity Holding
• Cloudera	• Proofpoint
• Cornerstone OnDemand Software	• Qualys
• Dynatrace	• Rapid7
• Elastic	• SVMK (now Momentive)
• Five9	• Yext
• Guidewire Software	• Zendesk
The companies in this compensation peer group were selected on the basis of their similarity to us in terms of industry and financial characteristics, as determined using the following criteria:

•similar revenue size – ~0.5x to ~2.0x our last four fiscal quarters’ revenue of $621 million as of October 2020 (~$300 million to ~$1.2 billion);
•similar market capitalization – ~0.3x to ~3.0x our market capitalization of $3.5 billion as of October 2020 (~$1.2 billion to ~$10.6 billion);
•similar business model and/or product – software-as-a-service business model and/or business intelligence or data analytics products;
•a market capitalization multiple of revenue;
•an initial public offering of equity securities during 2010 or later;
•a business-to-business model; and
•companies identified by Institutional Shareholder Services as peers.
This compensation peer group was used by the Compensation Committee during fiscal 2022 as a reference for understanding the compensation practices of companies in our industry sector.
To analyze the compensation practices of the companies in our compensation peer group, the Compensation Committee’s compensation consultant gathered data for the peer group companies from public filings (primarily proxy statements) and also used information drawn from a custom cut of the Radford’s Global Technology Survey & Global Sales Survey featuring all of the peer companies. This market data was then used as a reference point for the Compensation Committee to assess our current compensation levels in the course of its deliberations on compensation forms and amounts.
The Compensation Committee reviews our compensation peer group at least annually and makes adjustments to its composition as necessary or appropriate, taking into account changes in both our business and the businesses of the companies in the compensation peer group.
Compensation Elements
During fiscal 2022, the principal elements of our compensation program for our executive officers, including our Named Executive Officers, consisted of a base salary, annual cash incentive compensation opportunities, and long-term incentive compensation opportunities delivered in the form of RSU awards that are settled in shares of our common stock upon satisfaction of time-based vesting conditions and PSU awards that are settled in shares of our common stock upon satisfaction of performance-based vesting conditions. While the pay mix may vary from year to year, the ultimate goal is to achieve our compensation objectives as described above.
We also offer our executive officers severance payments and benefits upon certain terminations of employment, including a termination of employment following a change in control of the Company.
In addition, all of our executive officers are eligible to participate in our 2014 Employee Stock Purchase Plan (the “ESPP”) if they meet the requirements for participation in the ESPP, as described below. Further, all of our executive officers are eligible to receive the other benefits generally available to all employees, which include eligibility to participate in our 401(k) plan. Each compensation element is evaluated based on the factors discussed below.
Base Salary
Base salary represents the fixed portion of the compensation of our executive officers, including our Named Executive Officers, and is an important element of compensation intended to attract and retain highly-talented individuals. We provide base salaries to our executive officers to compensate them for their daily services rendered during the year and to provide them with a level of stable fixed compensation.
Generally, the initial base salary of an executive officer is established through an arm’s-length negotiation with us at the time we hire the executive officer, taking into account his or her position, qualifications, experience, and the base salaries of our existing executive officers. The Compensation Committee reviews the base salaries of our executive officers annually and makes adjustments to base salaries as it determines to be necessary or appropriate.
In May 2021, in connection with its annual review of our executive compensation program, the Compensation Committee evaluated the base salaries of our executive officers, including our Named Executive Officers, taking into consideration the competitive market analysis prepared by its compensation consultant, the recommendations of our management (including our then-serving Chief Executive Officer, Mr. Cirne) (except with respect to their own base salaries), and the other factors described in “Governance of Executive Compensation Program - Role of the Compensation Committee” above. Following this review, the Compensation Committee determined to increase the base salaries of Mr. Staples and Ms. Friedrichs in connection with their pending promotions effective July 1, 2021 and to increase the base salary of Mr. Sachleben effective April 1, 2021 to better position his compensation against the competitive market. The Compensation Committee also determined to decrease the annual base salary of Mr. Cirne by approximately 22% as a result of his transition to Executive Chairman, effective July 1, 2021.

The annual base salaries of our Named Executive Officers as of March 31, 2021 and March 31, 2022 were as follows:

Named Executive Officer	Fiscal 2021 Base Salary, as of March 31, 2021	Fiscal 2022 Base Salary, Prior to July 1, 2021	Fiscal 2022 Base Salary, Effective July 1, 2021	Percentage Increase or Decrease
Mr. Staples	$420,000	$420,000	$500,000	19%
Mr. Cirne	$450,000	$450,000	$350,000	(22)%
Mr. Sachleben	$390,000	$430,000	$430,000	10%
Mr. Hurn (1)	$417,890	$417,890	$417,890	—%
Ms. Friedrichs	$333,000	$333,000	$425,000	28%
Mr. Christenson (2)	$400,000	$100,000	$—	(75)%
__________

(1)Mr. Hurn is employed by our UK subsidiary. His base salary is recorded in GBP, which has been converted to U.S. dollars based on the applicable GBP:USD exchange rate in effect on March 31, 2022, which was 1.31.
(2)The annual base salary of Mr. Christenson was decreased by 75% in connection with his transition to advisor to the Chief Executive Officer, effective on April 1, 2021 and he resigned from all positions with the Company, effective June 30, 2021. See “Employment Arrangements—Mr. Christenson” below.

The actual base salaries earned by our Named Executive Officers for fiscal 2022 are reported in the Fiscal 2022 Summary Compensation Table below.
Cash Bonus Plan
We seek to have a significant portion of the compensation of our executive officers, including our Named Executive Officers, tied to corporate performance. To accomplish this objective, we provide our executive officers with the opportunity to earn cash bonuses to encourage the achievement of our corporate performance objectives and to reward those individuals who significantly impact our corporate results.
In May 2021, September 2021, and October 2021, the Compensation Committee reviewed and approved the terms and conditions of our cash bonus plan, which provided an opportunity for our executive officers, including our Named Executive Officers (other than Mr. Hurn, who was on a sales commission plan in fiscal 2022, Mr. Christenson, who was not eligible for a bonus in fiscal 2022, and Mr. Cirne, who was not eligible for a bonus from July 1, 2021), and other key employees to earn quarterly cash bonuses based on our ability to achieve corporate performance objectives consistent with our annual operating plan (the “Fiscal 2022 Bonus Plan”).
Target Annual Cash Bonus Opportunities
In May 2021, the Compensation Committee reviewed the target annual cash bonus opportunities of our eligible executive officers, including our eligible Named Executive Officers, taking into consideration the competitive market analysis prepared by its compensation consultant, the recommendations of our management (including our then-serving Chief Executive Officer, Mr. Cirne) (except with respect to their own target annual cash bonus opportunities), and the other factors described in “Governance of Executive Compensation Program — Role of the Compensation Committee” above. Target annual cash bonus opportunities were expressed as a percentage of each executive officer’s annual base salary.
As part of this review, the Compensation Committee reviewed the target annual cash bonus opportunities of our eligible executive officers to determine the competitiveness of their target total cash compensation compared to that of similarly positioned executive officers at the companies in the compensation peer group and/or in selected broad compensation surveys. As a result of this review, Mr. Staples’ target annual cash bonus opportunity was increased from 90% to 100% of his annual base salary effective with his promotion to Chief Executive Officer as of July 1, 2021. Mr. Cirne’s target annual cash bonus opportunity was decreased from 100% to 0% of his annual base salary effective with his transition to Executive Chairman as of July 1, 2021. Ms. Friedrichs’ target annual cash bonus opportunity was increased from 50% to 75% of her annual base salary effective with her promotion to Chief Operating Officer as of July 1, 2021. The Compensation Committee determined that no adjustment to the target annual cash bonus opportunity of Mr. Sachleben was necessary.
The Compensation Committee determined that each eligible executive officer’s target quarterly cash bonus opportunity for the first, second and third quarters of fiscal 2022 would be 20% of his or her target annual cash bonus opportunity, and each eligible executive officer’s target quarterly cash bonus opportunity for the fourth quarter of fiscal 2022 would be 40% of his or her target annual cash bonus opportunity. For fiscal 2022, quarterly bonus payments that could be earned under the Fiscal 2022 Bonus Plan ranged from a minimum of 0% to a maximum of 150% of each executive officer’s target quarterly cash bonus opportunity.

The target annual cash bonus opportunities determined in May 2021 for our Named Executive Officers for purposes of the Fiscal 2022 Bonus Plan were as follows:

Named Executive Officer (1)	Fiscal 2021 Target Annual Cash Bonus Opportunity (as a percentage of base salary), as of March 31, 2021	Fiscal 2022 Target Annual Cash Bonus Opportunity, Prior to July 1, 2021 (as a percentage of base salary)	Fiscal 2022 Target Annual Cash Bonus Opportunity, Effective July 1, 2021 (as a percentage of base salary)	Fiscal 2022 Target Annual Cash Bonus Opportunity ($) (Annualized)
Mr. Staples	90%	90%	100%	$475,600
Mr. Cirne (2)	100%	100%	—%	$90,000
Mr. Sachleben	70%	70%	70%	$301,000
Ms. Friedrichs	50%	50%	75%	$288,300

__________

(1)Mr. Hurn was not eligible to participate in the Fiscal 2022 Bonus Plan, and instead participated in a sales commission plan, as described below. Mr. Christenson was not eligible for any bonus payments in fiscal 2022.
(2)Mr. Cirne’s fiscal 2022 target annual cash bonus opportunity was prorated to reflect the bonus he was eligible to receive for the portion of the fiscal year during which he served as our Chief Executive Officer.

Corporate Performance Measures and Bonus Formula
In May 2021, as we further transitioned into a consumption business model, the Compensation Committee reviewed and approved the corporate performance measures - Accounts, Paid Data Ingest, and Paid Users - and the target achievement level for each measure. The corporate performance measures were defined as follows:
•“Accounts” means the total number of “Pay as You Go” contracts that have a credit card on file and active commitment contracts, measured as of the last day of the fiscal quarter;
•“Paid Data Ingest” means the amount of paid data ingested in the last month of the fiscal quarter by the Company from specified accounts that are on a consumption billing model; and
•“Paid Users” means the number of paid provisioned full users as of the last day of the fiscal quarter from specified accounts that are on a consumption billing model.
The Compensation Committee also approved the target weighting of the three corporate performance measures at 20% for Accounts, 30% for Paid Data Ingest and 50% for Paid Users. The Compensation Committee approved the target achievement levels for bonus payments for the first and second fiscal quarters of fiscal 2022 at its May 2021 meeting and approved the target achievement levels for bonus payments for the third and fourth fiscal quarters in September and October 2021, respectively. Consistent with previous fiscal years, we are not disclosing the target achievement levels for the three performance measures because we believe that doing so would cause competitive harm to the Company. However, the target achievement levels were intended to require significant effort on the part of our executive officers and, therefore, were set at a level that, based on its understanding of our existing new business pipeline, the impact of the COVID-19 pandemic on our business as well as the broader business environment at the time, and competitive factors, the Compensation Committee believed would be difficult to achieve and for which average or below-average performance would result in smaller or no bonus payments.

The amount that each eligible executive officer, including each eligible Named Executive Officers, actually earned each quarter was based on the executive officer’s target quarterly cash bonus opportunity and our actual achievement with respect to each of the three performance measures compared to the applicable target achievement level for the fiscal quarter. The actual amount of the quarterly cash bonuses awarded to each eligible executive officer for fiscal 2022 could have been more or less than his or her target quarterly cash bonus opportunity depending on whether and to what extent we achieved our target achievement levels for the applicable fiscal quarter based on the following formula:

Target Quarterly Cash Bonus Opportunity	X	20% x (Actual Accounts/Target Accounts) plus 30% x (Actual Paid Data Ingest/Target Paid Data Ingest) plus 50% x (Actual Paid Users/Target Paid Users)	=	Actual Quarterly Cash Bonus
In addition, the Compensation Committee retained the ability, in its sole discretion, to increase or decrease the amounts actually paid to any eligible executive officer regardless of our actual achievement as compared to any of these corporate performance measures. Accordingly, whether or not a cash bonus was paid for any year, and the amount of any such bonus, was within the discretion of the Compensation Committee.
Fiscal 2022 Bonus Decisions
Our actual performance against the applicable target achievement levels for each corporate performance measure for each fiscal quarter, as well as the determination of the amount to be received by each eligible executive officer, were determined by the Compensation Committee after taking into consideration the recommendations of our management (including our then-serving Chief Executive Officer, Mr. Cirne, for the first and second fiscal quarters, and Mr. Staples for the third and fourth fiscal quarters)(other than with respect to their own quarterly bonuses), and actual payout was subject to adjustment in the discretion of the Compensation Committee based on corporate financial or other considerations. The Compensation Committee did not make any discretionary adjustments to the quarterly cash bonuses paid to our eligible executive officers, including our eligible Named Executive Officers, in fiscal 2022.

The following table provides information regarding the quarterly cash bonus payments made to our eligible Named Executive Officers during fiscal 2022:

Named Executive Officer (1)	Performance Period	Target Quarterly Bonus	Target Performance Level Achievement	Actual Quarterly Bonus
Mr. Staples	First Quarter	$75,600	109%	$82,404
	Second Quarter (2)	$100,000	114%	$114,000
	Third Quarter	$100,000	115%	$115,000
	Fourth Quarter	$200,000	113%	$226,000
	Total 2022	$475,600		$537,404
Mr. Cirne	First Quarter	$90,000	109%	$98,100
	Second Quarter (3)	$—	—%	$—
	Third Quarter	$—	—%	$—
	Fourth Quarter	$—	—%	$—
	Total 2022	$90,000		$98,100
Mr. Sachleben	First Quarter	$60,200	109%	$65,618
	Second Quarter	$60,200	114%	$68,628
	Third Quarter	$60,200	115%	$69,230
	Fourth Quarter	$120,400	113%	$136,052
	Total 2022	$301,000		$339,528
Ms. Friedrichs	First Quarter	$33,300	109%	$36,297
	Second Quarter (4)	$63,750	114%	$76,675
	Third Quarter	$63,750	115%	$73,313
	Fourth Quarter	$127,500	113%	$144,075
	Total 2022	$288,300		$326,360
___________
(1)Mr. Hurn was not eligible to participate in the Fiscal 2022 Bonus Plan and instead participated in a sales commission plan, as described below. Mr. Christenson was not eligible for any bonus payments for fiscal 2022.
(2)Mr. Staples’ quarterly target cash bonus opportunity for our second fiscal quarter reflects an increase from 90% to 100% of his base salary, effective July 1, 2021.
(3)Mr. Cirne’s quarterly target cash bonus opportunity for our second fiscal quarter reflects a decrease from 100% to 0% of his base salary, effective July 1, 2021.
(4)Ms. Friedrichs’ quarterly target cash bonus opportunity for our second fiscal quarter and thereafter reflects an increase from 50% to 75% of her base salary, effective July 1, 2021.
The actual aggregate cash bonus payments received by our Named Executive Officers for fiscal 2022 are reported in the Fiscal 2022 Summary Compensation Table below.
Fiscal 2022 Sales Commission Plan
For fiscal 2022, Mr. Hurn participated in an individual sales commission plan (the “Sales Plan”), which was designed to reward him for leading our sales organization to drive our financial results and support customer needs which fuel our growth. The Sales Plan was 100% formulaic and based on increasing sales (through a quarterly “consumption” quota) and generating new customer sales. In the case of the “consumption” quota, Mr. Hurn was paid at different commission rates depending on the percentage of the quota that was achieved for the quarter as measured against a pre-established target. In the case of the new customer sales, Mr. Hurn was paid a fixed amount for each high potential new customer obtained. Given our transition from a subscription to a consumption business, Mr. Hurn’s quarterly commissions were weighted 95% on meeting his quarterly consumption quota and only 5% on the number of target new logos he initiated. For fiscal 2022, Mr. Hurn achieved 106% of his aggregate consumption quota for the year and 45% of his target new logo prospects. This resulted in aggregate sales commissions earned by Mr. Hurn for fiscal 2022 of $606,895.
The aggregate sales commissions received by Mr. Hurn for fiscal 2022 are reported in the Fiscal 2022 Summary Compensation Table below.

Long-Term Incentive Compensation
The Compensation Committee believes that long-term incentive compensation is an effective means for incentivizing our executive officers, including our Named Executive Officers, to increase stockholder value over a multi-year period, provides a meaningful reward for appreciation in our stock price and long-term value creation, and motivates them to remain employed with us. Our equity award grant practices are designed to reflect a balance between:

•our desire to motivate, reward, and retain executive talent;
•our need to remain competitive in recruiting; and
•effectively managing the dilution of stockholders’ interests.
We use equity awards in the form of RSU awards that are subject to time-based vesting conditions and PSU awards that are subject to performance-based vesting conditions to deliver the annual long-term incentive compensation opportunities to our executive officers, including our Named Executive Officers, and to address special situations as they may arise from time to time. The Compensation Committee believes that RSU awards help us to retain our executive officers and reward them for long-term stock price appreciation while at the same time providing some value to the recipient even if the market price of our common stock declines. The Compensation Committee also believes that RSU awards help us to manage dilution to existing stockholders and provide greater transparency and predictability to our executive officers regarding the ultimate value of their compensation opportunities.
In addition, as a result of the feedback we received from our stockholders and to further align the long-term interests of our executive officers with those of our stockholders, the Compensation Committee added performance-based equity awards in the form of PSU awards as part of our executive compensation program beginning in fiscal 2021. Because the PSU awards are earned and vest based on changes in our total stockholder return (“TSR”) relative to the TSR of the companies in the S&P Software & Services Select Industry Index measured over a three-year performance period, they further align the long-term interests of our executive officers with those of our stockholders and establish a direct link between stock price performance and the compensation of our executive officers while also helping us manage dilution to existing stockholders.
In determining the appropriate mix of RSU awards and PSU awards to grant to our executive officers, including our Named Executive Officers in fiscal 2022, the Compensation Committee considered the current stock and other equity holdings of each executive officer and competitive market data of the types of equity compensation provided to executive officers by the companies in our compensation peer group and/or in the select broad compensation surveys it reviews, with a goal of achieving a mix that would provide the appropriate incentives while staying competitive in our market.
As discussed above, the Compensation Committee determines the amount of long-term incentive compensation for our executive officers as part of its annual compensation review and after taking into consideration a competitive market analysis prepared by its compensation consultant, recommendations from our Chief Executive Officer (except with respect to his own long-term incentive compensation), the outstanding equity holdings of each executive officer, the projected impact of the proposed awards on our earnings, our “burn rate” in relation to the median practice of the companies in our compensation peer group, our “overhang” in relation to the median practice of the companies in our compensation peer group, and the other factors described in “Governance of Executive Compensation Program — Role of the Compensation Committee” above.
Annual Equity Awards
In May 2021, in connection with its annual review of our executive compensation program and after considering the factors described above, the Compensation Committee granted our executive officers, including our Named Executive Officers, annual equity awards the target value of which was divided equally between RSU awards and PSU awards. In addition, the Compensation Committee granted Ms. Friedrichs a one-time RSU award in recognition of her contributions to the Company and in order to bring her equity compensation more in line with competitive market practice for her role. This one-time RSU award will be settled in shares of our common stock upon satisfaction of time-based vesting conditions.
The equity awards granted to our Named Executive Officers in fiscal 2022 were as follows:

Named Executive Officer	Annual RSU Awards (number of shares) (1)	Annual PSU Awards (target number of shares)	Annual PSU Awards (maximum number of shares)	(3)	Equity Awards Granted (aggregate grant date fair value) (5)
Mr. Staples	88,689	88,689	177,378		$12,548,607
Mr. Cirne	40,314	40,314	80,628		$5,704,028
Mr. Sachleben	36,282	36,282	72,564		$5,133,540
Ms. Friedrichs (2)	51,198	27,010	54,020		$5,239,062
Mr. Hurn	28,220	28,220	56,440		$3,992,848
Mr. Christenson (4)	—	—	—		—
_______________

(1)The target values of the RSU awards approved by the Compensation Committee for Messrs. Staples, Cirne, Sachleben, Hurn, and Ms. Friedrichs were $5,500,000, $2,500,000, $2,250,000, $1,750,000, and $1,675,000, respectively. The number of shares of our common stock subject to the RSU awards was determined by dividing the target value approved by the Compensation Committee for each RSU award by the average closing market price for our common stock as reported on the NYSE for the 30-day calendar period immediately preceding May 17, 2021. The vesting commencement dates for the RSU awards (except for Messrs. Staples’ and Hurn’s awards) were May 15, 2021. The vesting commencement date for the RSU award for Messrs. Staples and Hurn was February 15, 2021, to recognize and reward their actual transition to their expanded roles and added responsibilities.
(2)The Compensation Committee also approved a one-time RSU award with the target value of $1,500,000 for Ms. Friedrichs. The number of shares of our common stock subject to the one-time RSU awards was determined by dividing the target value approved by the Compensation Committee for each RSU award by the average closing market price for our common stock as reported on the NYSE for the 30-day calendar period immediately preceding May 17, 2021. The vesting commencement dates for the one-time RSU awards was February 15, 2021.
(3)The target values of the PSU awards approved by the Compensation Committee for Messrs. Staples, Cirne, Sachleben, Hurn and Ms. Friedrichs were $5,500,000, $2,500,000, $2,250,000, $1,750,000, and $1,675,000, respectively. The target number of PSUs subject to each PSU award was determined by dividing the target value approved by the Compensation Committee for each PSU award by the average closing market price for our common stock as reported on the NYSE for the 30-day calendar period immediately preceding May 17, 2021. The maximum number of shares of our common stock that may be earned under the PSU awards is based on 200% of the target number of shares granted. Each PSU granted pursuant to the PSU awards represents a contingent right to receive one share of our common stock for each unit earned for the performance period.
(4)Mr. Christenson was not awarded any equity awards in fiscal 2022.
(5)The grant date fair value for the RSU awards was our closing market price on May 17, 2021, which was $58.60 per share, and the grant date fair value for the PSU awards was $82.89 per share based on the application of the Monte Carlo valuation methodology.
The RSU awards granted to Messrs. Cirne and Sachleben and Ms. Friedrichs vest over a four-year period, with 1/16th of the total number of shares subject to the award vesting each fiscal quarter following the vesting commencement date of May 15, 2021, subject to the Named Executive Officer’s continued employment through each such vesting date. The RSU awards granted to Messrs. Staples and Hurn and Ms. Friedrichs’ one-time RSU award vest over a four-year period, with 1/16th of the total number of shares subject to the award vesting each fiscal quarter following the vesting commencement date of February 15, 2021, subject to the Named Executive Officer’s continued employment through each such vesting date. This vesting commencement date was selected to recognize and reward their actual transition to their expanded roles and added responsibilities.
The PSU awards granted to our Named Executive Officers vest over a three-year performance period beginning on April 1, 2021 and ending on March 31, 2024. The actual number of shares earned will be determined based upon changes in our TSR relative to the TSR of the companies in the S&P Software & Services Select Industry Index (the “Relative TSR Percentile”) measured over three vesting measurement periods, which are a one-year period beginning on April 1, 2021 and ending on March 31, 2022, a cumulative two-year period beginning on April 1, 2021 and ending on March 31, 2023, and a cumulative three-year period beginning on April 1, 2021 and ending on March 31, 2024 (each such period, a “Vesting Measurement Period”). The number of shares earned will be determined by the Compensation Committee within 45 days after the end of each Vesting Measurement Period (the “Determination Dates”). Each Named Executive Officer must remain an executive officer through the applicable Determination Date in order for his or her earned PSU award to vest.

The formula below depicts calculation of the number of shares earned:

Target Shares	X	Relative TSR Payout Percentage	=	Shares Earned
The target number of shares eligible to be earned for each Vesting Measurement Period equals one-third of the total target number of shares subject to each PSU award granted to our Named Executive Officers. The Relative TSR payout percentage, which can range from 0% to 200%, is based on (1) the change in our stock price during the Vesting Measurement Period, using a 30-day trailing average stock price, and (2) any dividend payments or other distributions we make during the Vesting Measurement Period as compared to the same metrics for each member of the S&P Software & Services Select Industry Index during the Vesting Measurement Period. If our Relative TSR Percentile is at the 50th percentile, 100% of the target shares allocated to that Vesting Measurement Period will be earned. The percentage of shares earned will be adjusted upward or downward on a straight-line basis for each percentile above or below the 50th percentile, except no shares will be earned if our Relative TSR Percentile is below the 25th percentile. Each PSU granted pursuant to the PSU awards represents a contingent right to receive one share of our common stock for each unit earned for the applicable Vesting Measurement Period.
The following table illustrates the percentage of the target shares that may be earned based on our Relative TSR Percentile:

Relative TSR Percentile	Relative TSR Payout Percentage of Target
≥90th percentile	200%
75th percentile	150%
50th percentile	100% (Target)
25th percentile	50%
<25th percentile	—%
The number of shares that may be earned is capped at 100% of the target shares available for vesting on the first and second Determination Dates. The number of shares that may be earned is capped at 200% of the target shares available for vesting on the third Determination Date. In addition, as an incentive to keep our Named Executive Officers focused on our long-term TSR performance, our PSU award program provides an opportunity for them to earn shares on the second and third Determination Dates that were not previously earned at the first and second Determination Dates, respectively. On the second Determination Date, up to 100% of the target number of shares from the first Determination Date may be earned (with such number reduced by any shares earned on the first Determination Date), and on the third Determination Date, up to 200% of the target number of shares from the first and second Determination Dates may be earned (with such number reduced by any shares earned on the first and second Determination Dates). These shares are only earned if our Relative TSR Percentile subsequently improves over the cumulative two-year or three-year Vesting Measurement Periods. However, if our TSR for the cumulative three-year Vesting Measurement Period is negative on an absolute basis, the number of shares that can be earned on the third Determination Date is capped at 100% of the target shares, regardless of our Relative TSR Percentile for the cumulative three-year Vesting Measurement Period.
The equity awards granted to our Named Executive Officers in fiscal 2022 are reported in the Fiscal 2022 Summary Compensation Table and the Fiscal 2022 Grants of Plan-Based Awards Table below.
401(k) Plan, ESPP, Welfare, and Health Benefits
We maintain a 401(k) plan, which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. Our 401(k) plan provides eligible U.S. employees with an opportunity to save for retirement on a tax-advantaged basis. Under our 401(k) plan, eligible employees may defer eligible compensation subject to applicable annual contribution limits imposed by the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the plan. Employees are immediately and fully vested in their contributions. We match 75% of employee contributions, up to $5,000 in matching contributions per calendar year for each employee and such matching contributions are immediately and fully vested.
We also offer our employees, including our executive officers, the opportunity to purchase shares of our common stock at a discount under our ESPP. Pursuant to the ESPP, all eligible employees, including our Named Executive Officers, may allocate up to 15% of their base salary to purchase shares of our common stock, subject to specified limits. The purchase price of the shares will not be less than 85% of the lower of the fair market value of our common stock on the first day of an offering or on the date of purchase.
In addition, we provide other benefits to our executive officers, including our Named Executive Officers, on the same basis as all of our full-time employees. These benefits include, but are not limited to, medical, dental, and vision benefits, group life, and accidental death and dismemberment insurance plans.
We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.
Perquisites and Other Personal Benefits
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites or other personal benefits to our executive officers, including our Named Executive Officers, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes. During fiscal 2022, none of our Named Executive Officers received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each individual.
In the future, we may provide perquisites or other personal benefits in limited circumstances, such as those described in the preceding paragraph. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.
Pension Benefits
Other than with respect to our 401(k) plan, our U.S. employees, including our Named Executive Officers other than Mr. Hurn, do not participate in any plan that provides for retirement payments and benefits, or payments and benefits that will be provided primarily following retirement.
Mr. Hurn is employed by our U.K. subsidiary, New Relic UK Limited, which offers employees a Group Personal Pension Plan insured with Royal London and other employee benefits. The Group Personal Pension Plan operates on a defined contribution basis and, similar to our 401(k) plan, provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. Under the Group Personal Pension Plan, we match an employee’s contribution up to 5% of basic annual salary, subject to contribution limits and other U.K. regulations.
Nonqualified Deferred Compensation
During fiscal 2022, our Named Executive Officers did not contribute to, or earn any amounts with respect to, any defined contribution or other plan sponsored by us that provides for the deferral of compensation on a basis that is not tax-qualified.
Change-in-Control and Severance Arrangements
We have entered into change-in-control and severance agreements with each of our Named Executive Officers, as described in more detail in “Potential Payments Upon Termination or Change in Control” below.
We believe that having in place reasonable and competitive post-employment compensation arrangements are essential to attracting and retaining highly-qualified executive officers. Our post-employment compensation arrangements are designed to provide reasonable compensation to executive officers who leave the Company under certain circumstances to facilitate their transition to new employment. Further, we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing executive officer to sign a separation and release agreement acceptable to us as a condition to receiving post-employment compensation payments or benefits.
In determining payment and benefit levels under the various circumstances covered by such post-employment compensation arrangements, the Compensation Committee has drawn a distinction between voluntary terminations of employment, terminations of employment for cause, and involuntary terminations of employment both in connection with or not involving a change in control of the Company. Payment in the latter circumstances has been deemed appropriate in light of the benefits to us described above, as well as the likelihood that the executive officer’s departure is due, at least in part, to circumstances not within his or her control. In contrast, we believe that payments are generally not appropriate in the event of a voluntary resignation or a termination of employment for cause because such events often reflect either an affirmative decision by the executive officer to end his or her relationship with us or inadequate performance.
The post-employment compensation arrangements with each of our Named Executive Officers provide for certain specified payments and benefits in the event of an involuntary termination of employment in connection with a change in control of the Company. We believe that these arrangements are designed to align the interests of management and stockholders when considering the long-term future for the Company. The primary purpose of these arrangements is to keep our most senior executive officers focused on pursuing all corporate transaction activity that is in the best interests of our stockholders regardless of whether those transactions may result in their own job loss. Reasonable post-acquisition payments and benefits should serve the interests of both the executive officer and our stockholders.

Under our post-employment compensation arrangements with our Named Executive Officers, all payments and benefits in the event of a change in control of the Company are payable only if there is a concurrent or subsequent loss of employment by a Named Executive Officer (a so-called “double-trigger” arrangement). In the case of the acceleration of vesting of outstanding equity awards, we use this double-trigger arrangement to protect against the loss of retention power following a change in control of the Company and to avoid windfalls, both of which could occur if vesting accelerated automatically as a result of the transaction.
We did not provide any executive officer, including any Named Executive Officer, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer may owe as a result of the application of Sections 280G or 4999 of the Code during fiscal 2022, and we have not agreed and are not otherwise obligated to provide any executive officer with such a “gross-up” or other reimbursement.
The Compensation Committee does not consider specific amounts payable under these post-employment compensation arrangements when establishing annual compensation. It does believe, however, that these arrangements are necessary to offer compensation packages that are competitive.
For an estimate of the potential payments and benefits payable under our post-employment compensation arrangements with our Named Executive Officers as of the end of fiscal 2022, see “Potential Payments upon Termination or Change in Control” below.
Separation Agreement with Mr. Christenson
As mentioned under “General — Fiscal 2022 Executive Transitions” above, we entered into a separation agreement with Mr. Christenson on June 24, 2021, pursuant to which he agreed to resign from all positions with the Company effective June 30, 2021. In exchange for his agreement to comply with the terms and conditions of the separation agreement (which included a general release of claims in favor of us), Mr. Christenson received certain severance benefits. For more information about Mr. Christenson’s separation agreement, please refer to “Employment Arrangements—Mr. Christenson” below.
Other Compensation Policies and Practices
Equity Awards Grant Policy
The Compensation Committee has delegated authority to our Chief Executive Officer and Chief Financial Officer to grant equity awards to our employees (other than our executive officers) and consultants, subject to the terms and conditions of the policy. Such awards may be granted on a monthly basis to newly-hired employees and consultants, to existing employees and consultants in connection with a promotion or in recognition of their contributions to the Company, to existing employees and consultants as part of our annual equity “merit” program, and to existing employees and consultants as spot awards or “refresh” equity awards. In each instance, the policy provides for limitations on the size of any such awards. In the case of options to purchase shares of our common stock, the exercise price of such options must be at least equal to the fair market value of our common stock on the date of grant.
Stock Ownership Guidelines
We maintain stock ownership guidelines for our executive officers, including our Named Executive Officers, and the non-employee members of our Board to ensure the ongoing alignment of their interests with the long-term interests of our stockholders. For information concerning these guidelines, see “Information Regarding the Board of Directors and Corporate Governance—Stock Ownership Guidelines” above.

Compensation Recovery (“Clawback”) Policy
We maintain a policy that gives the Board discretion to require that our executive officers repay incentive-based compensation to the Company if the Board (or the Compensation Committee to which it has delegated authority) determines that the executive officer’s knowing violation of rules and regulations or the willful commission of an act of fraud, dishonesty, gross recklessness, or gross negligence in the performance of the executive officer’s duties contributed to material noncompliance of the Company with any financial reporting requirement that resulted in an obligation to restate the Company’s financial statements on which such compensation was calculated. The recoupment is limited to cash or equity incentive-based compensation received by such executive officer during the three fiscal years preceding the date on which we are required to prepare an accounting restatement, and we can recoup up to the full amount of the difference between any incentive-based compensation received by the executive officer that was calculated based on financial statements that were subsequently restated and the lower amount of incentive compensation to which the executive officer would have been entitled had the financial statements been properly reported. The Compensation Committee believes that this clawback policy reflects good standards of corporate governance and reduces the potential for excessive risk taking by our executive officers. The SEC is expected to adopt regulations requiring the national securities exchanges to enact listing standards requiring policies providing for the recovery of incentive-based compensation, and the clawback policy will be timely revised and updated to comply with such listing standards.
Policy Prohibiting Hedging and Pledging of Our Equity Securities
Our insider trading policy prohibits our employees, including our executive officers, and the members of the Board from engaging in transactions in publicly traded options, such as puts and calls, and other derivative securities with respect to the Company’s equity securities. This prohibition extends to any hedging, inherently speculative transaction, or similar transaction designed to decrease the risks associated with holding Company equity securities. In addition, our executive officers, directors, and any person required to comply with the blackout periods or pre-clearance requirements under our insider trading policy are prohibited from pledging Company equity securities as collateral for loans, and may not hold Company equity securities in a margin account.
Tax and Accounting Considerations
Deductibility of Executive Compensation
Under Section 162(m) of the Code (“Section 162(m)”), compensation paid to each of the Company’s “covered employees” that exceeds $1 million per taxable year is generally non-deductible unless the compensation qualifies for (i) certain grandfathered exceptions (including the “performance-based compensation” exception) for certain compensation paid pursuant to a written binding contract in effect on November 2, 2017 and not materially modified on or after such date or (ii) the reliance period exception for certain compensation paid by corporations that became publicly held on or before December 20, 2019.
Although the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for our “covered employees,” including our Named Executive Officers, in a manner consistent with the goals of our executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m). The Compensation Committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.

Taxation of “Parachute” Payments and Deferred Compensation
Sections 280G and 4999 of the Code provide that executive officers and members of our Board who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control of the Company that exceeds certain prescribed limits, and that the Company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Code imposes additional significant taxes on the individual in the event that an executive officer, member of our Board, or other service provider receives “deferred compensation” that does not meet the requirements of Section 409A.
We did not provide any executive officer, including any Named Executive Officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999, or 409A of the Code during fiscal 2022, and we have not agreed and are not otherwise obligated to provide any executive officer with such a “gross-up” or other reimbursement.

Accounting for Stock-Based Compensation
We follow the Financial Accounting Standard Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and members of our Board, including options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipients may never realize any value from their awards.
FASB ASC Topic 718 also requires us to recognize the compensation cost of our stock-based compensation awards in our income statements over the period that a recipient is required to render service in exchange for the stock option or other award.

COMPENSATION COMMITTEE REPORT(1)
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (the “CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2022.
Caroline Watteeuw Carlisle
Anne DelSanto
Radhakrishnan Mahendran
____________

(1)The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC, and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, other than the Company’s Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

ANALYSIS OF RISKS PRESENTED BY OUR COMPENSATION POLICIES AND PROGRAMS
Our compensation programs consist of both fixed and variable compensation. The fixed (or base salary) portion is designed to provide a steady income regardless of our stock price performance so that our employees, including our executive officers, do not focus exclusively on stock price performance to the detriment of other important business measures and objectives. The variable (cash bonus plan and equity awards) portions are designed to reward both short-term and long-term corporate performance.

We have reviewed our compensation policies and practices for employees generally, as well as for our executive officers, and concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on us. In reaching this conclusion, we assessed our executive and broad-based compensation and benefits programs to determine if any of them created unnecessary or excessive risks of a material nature. This assessment included:

•a review of our compensation policies and practices for employees generally;
•identification of the risks that could result from such policies and practices; and
•analysis of the potential risks against our business strategy and objectives.
In reaching this conclusion, we note the following factors that we believe may reduce the likelihood of unnecessary or excessive risk-taking:

•our overall compensation levels are competitive with the market;
•our compensation policies and practices appropriately balance fixed pay versus variable pay and short-term incentives versus long-term incentives;
•although our annual incentive plans provide for variability of payout, we believe that any potential risks associated with such plans are controlled or mitigated by one or more of the following:
▪the performance measures being multi-dimensional, thereby increasing the range of performance over which incentives are paid;
▪the performance measures and related target levels being generally aligned with our annual operating plan and business objectives and being quantitative in nature;
▪the use of sliding payout scales where appropriate; and
▪the ability of management and/or the Compensation Committee to exercise discretion to reduce or increase payouts; and
•although the equity awards granted to our employees could motivate them to, among other things, focus on increasing our short-term stock price rather than the creation of long-term stockholder value, we believe that any potential risks associated with such awards are controlled or mitigated by one or more of the following:
▪use of a combination of equity vehicles;
▪use of multi-year vesting schedules for our time-based equity awards and multi-year performance periods for our performance-based equity awards; and
▪our prohibition on engaging in hedging transactions in our equity securities for our employees, including our executive officers.
We believe that the variable elements of compensation represent a sufficient percentage of overall compensation to motivate our employees, including our executive officers, to produce positive short-term and long-term corporate results, while the fixed element of compensation is sufficient to ensure that our employees are not encouraged to take unnecessary or excessive risks in doing so.
The Compensation Committee conducts an annual review of our compensation-related risk profile to ensure that our compensation programs do not encourage excessive or inappropriate risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us.

SUMMARY COMPENSATION TABLE
The following table sets forth certain summary information for the year indicated with respect to the compensation earned by each of our Named Executive Officers.
Fiscal 2022 Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
William Staples	2022	480,000	—	12,548,606	—	537,404	—	13,566,011
Chief Executive Officer	2021	404,849	175,000	103,910	—	107,663	4,031	795,452
	2020	51,539	75,000	2,769,318	2,769,564	12,163	1,357	5,678,942
Lewis Cirne	2022	375,000	—	5,704,027	—	98,100	4,500	6,181,628
Executive Chairman	2021	450,000	—	4,659,708	3,005,890	161,494	4,625	8,281,717
	2020	450,000	—	—	4,485,275	182,475	4,480	5,122,230
Mark Sachleben	2022	430,000	—	5,133,540	—	339,528	5,000	5,908,068
Chief Financial Officer and Corporate Secretary	2021	390,000	—	5,212,451	—	97,973	4,000	5,704,423
	2020	390,000	—	1,072,523	1,072,587	110,702	4,480	2,650,291
Kristy Friedrichs (6)	2022	402,000		5,239,062		326,360	5,000	5,972,422
Chief Operating Officer
Steve Hurn (6)(7)	2022	417,890		3,992,848		606,895	20,895	5,038,528
Chief Sales Officer
Michael Christenson (8)	2022	25,000	—	5,653,773	3,983,850		50,000	9,712,623
Former Advisor to Chief Executive Officer	2021	400,000	—	5,365,777	—	143,550	4,000	5,913,327
	2020	200,000	—	5,414,644	5,415,051	53,000	21,490	11,104,185
___________________

(1)The dollar amounts reported in this column represent base salary earned during the indicated fiscal year. For more information regarding the base salaries paid to our Named Executive Officers in fiscal 2022, see “Compensation Discussion and Analysis — Compensation Elements — Base Salary” above.
(2)The dollar amounts reported in this column reflect the aggregate grant date fair value of all RSU awards and for the PSU awards at the target number of PSUs granted during the indicated fiscal year computed in accordance with FASB ASC Topic 718 and excluding the effect of estimated forfeitures. The grant date fair value of each RSU award was measured based on the closing market price of our shares of our common stock on the date of grant. Because the PSU awards are subject to market conditions related to total stockholder return, the grant date fair value reported was based upon the probable outcome of such conditions using a Monte Carlo simulation model. For additional information regarding the valuation methodology for the RSU awards and PSU awards, see Note 12, “Common Stock and Stockholders' Equity,” to the Consolidated Financial Statements of our Annual Report on Form 10-K for the fiscal year ended March 31, 2022 as filed with the SEC. The actual vesting of the PSU awards will be between 0% and 200% of the target number of PSUs granted. Assumptions used in the calculation of these amounts are included in “Critical Accounting Policies” in Part II, Item 7 of our Annual Report on Form 10-K for the fiscal year ended March 31, 2022 as filed with the SEC. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by our Named Executive Officers. The value of the PSU awards on the date of grant assuming the highest level of performance conditions will be achieved is $14,702,862 for Mr. Staples, $6,683,255 for Mr. Cirne, $6,014,830 for Mr. Sachleben, $4,477,718 for Ms. Friedrichs and $4,678,312 for Mr. Hurn, which is based on maximum vesting of the PSUs multiplied by the closing price of our common stock on the grant date. For additional information regarding the specific terms of the PSU awards granted to our Named Executive Officers in fiscal 2022, see the “Fiscal 2022 Grants of Plan-Based Awards Table” below.

(3)The dollar amounts reported in this column reflect the aggregate grant date fair value of all stock option awards granted during the indicated fiscal year. These amounts have been computed in accordance with FASB ASC Topic 718. The grant date fair value of each stock option was calculated using the Black-Scholes option-pricing model and excluding the effect of estimated forfeitures. Assumptions used in the calculation of these amounts are included in “Critical Accounting Policies” in Part II, Item 7 of our Annual Report on Form 10-K for the fiscal year ended March 31, 2022 as filed with the SEC. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by our Named Executive Officers.
(4)Except for Mr. Hurn, the dollar amounts reported in this column represent the annual cash bonuses earned under the Fiscal 2022 Bonus Plan for fiscal 2022. For more information regarding the Fiscal 2022 Bonus Plan and target annual cash bonus opportunities for fiscal 2022, see “Compensation Discussion and Analysis — Compensation Elements — Cash Bonus Plan” above. For fiscal 2022, Mr. Hurn was not eligible to participate in the Fiscal 2022 Bonus Plan and instead participated in our sales commission plan. See “Compensation Discussion and Analysis — Compensation Elements — Fiscal 2022 Sales Commission Plan” above.
(5)The dollar amounts reported in this column include Company matching contributions made pursuant to our 401(k) plan of up to $5,000 in a calendar year for our Named Executive Officers other than Mr. Hurn and pursuant to our U.K. defined contribution plan of up to 5% of basic annual salary for Mr. Hurn.
(6)Because Mr. Hurn and Ms. Friedrichs were not Named Executive Officers in fiscal year 2020 or fiscal year 2021, SEC rules do not require their compensation for those years to be reported.
(7)Mr. Hurn is employed by our UK subsidiary. His base salary, sales commissions and the Company matching contribution pursuant to our U.K. defined contribution plan are recorded in GBP, which have been converted to U.S. dollars based on the applicable GBP:USD exchange rate in effect on March 31, 2022, which was 1.31.
(8)Mr. Christenson served as executive advisor to our Chief Executive Officer from April 1, 2021 until June 30, 2021. See “Compensation Discussion and Analysis—General—Fiscal 2022 Executive Transitions” above. Mr. Christenson served as a member of the Board from August 2018 until June 30, 2021. Mr. Christenson did not receive any director fees in fiscal 2022. The dollar amounts reported in the “Stock Awards” and “Option Awards” columns reflect the incremental fair value computed in accordance with FASB ASC Topic 718 associated with modifications to Mr. Christenson’s equity awards.

GRANTS OF PLAN-BASED AWARDS
The following table provides information with regard to each grant of a plan-based award made to each of our Named Executive Officers under any plan during the fiscal year ended March 31, 2022.

Fiscal 2022 Grants of Plan-Based Awards Table

Name	Award Type	Grant Date or Modification Date	Approval Date or Modification Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Target ($)(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Maximum ($)(1)	Estimated Future Payouts Under Equity Incentive Plan Awards Target (#)(2)	Estimated Future Payouts Under Equity Incentive Plan Awards Maximum (#)(2)	All Other Stock Awards: Number of Shares of Stock or Units (#)(3)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
William Staples	Annual RSU Grant	5/17/2021	5/8/2021	—	—	—	—	88,689		—	—	5,197,175
	Annual PSU Grant	5/17/2021	5/8/2021			88,689	177,378	—		—	—	7,351,431
	Cash			475,600	713,400
Lewis Cirne	Annual RSU Grant	5/17/2021	5/8/2021	—	—	—	—	40,314				2,362,400
	Annual PSU Grant	5/17/2021	5/8/2021	—	—	40,314	80,628	—		—	—	3,341,627
	Cash			90,000	98,100	—	—	—		—	—	—
Mark Sachleben	Annual RSU Grant	5/17/2021	5/8/2021	—	—	—	—	36,282		—	—	2,126,125
	Annual PSU Grant	5/17/2021	5/8/2021	—	—	36,282	72,564	—		—	—	3,007,415
	Cash			301,000	451,500	—	—	—		—	—	—
Kristy Friedrichs	Annual RSU Grant	5/17/2021	5/8/2021					51,198	(4)			3,000,203
	Annual PSU Grant	5/17/2021	5/8/2021			27,010	54,020					2,238,859
	Cash			288,300	432,450
Steve Hurn (6)	Annual RSU Grant	5/17/2021	5/8/2021	—	—	—	—	28,220		—	—	1,653,692
	Annual PSU Grant	5/17/2021	5/8/2021			28,220	56,440	—		—	—	2,339,156
	Cash			417,890	—
Michael Christenson (7)	Option Modification	6/24/2021	6/24/2021	—	—	—	—			2,164	14.36	31,076
	Option Modification	6/24/2021	6/24/2021	—	—	—	—			3,987	13.59	54,193
	Option Modification	6/24/2021	6/24/2021	—	—	—	—			78,921	16.64	1,313,529
	Option Modification	6/24/2021	6/24/2021	—	—	—	—			110,491	23.40	2,585,052
	RSU Modification	6/24/2021	6/24/2021	—	—	—	—	49,449				3,458,463
	RSU Modification	6/24/2021	6/24/2021	—	—	—	—	24,699				1,727,448
	PSU Modification	6/24/2021	6/24/2021	—	—	32,931	—	—				467,862
________________

(1)Except for Mr. Hurn, these columns set forth the target and maximum annual cash bonus amounts that could be earned by each eligible Named Executive Officer for the fiscal year ended March 31, 2022 under the Fiscal 2022 Bonus Plan. There are no threshold bonus amounts for each eligible individual officer established under the performance bonus plan. The target annual cash bonus opportunities set forth in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Target” column were set as a percentage of each Named Executive Officer’s base salary earned for the fiscal year ended March 31, 2022, and the maximum annual cash bonuses opportunities set forth in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Maximum” column represent the sum of each eligible Named Executive Officer’s maximum quarterly bonus payouts, which were set at 150% of each Named Executive Officer’s target quarterly bonus opportunity for each fiscal quarter. The dollar value of the actual bonus payment earned for the fiscal year ended March 31, 2022 for each Named Executive Officer is set forth in the Fiscal 2022 Summary Compensation Table above. As such, the amounts set forth in these columns do not represent either additional or actual compensation earned by the eligible Named Executive Officers for the fiscal year ended March 31, 2022. For a description of the Fiscal 2022 Bonus Plan, see “Compensation Discussion and Analysis — Compensation Elements — Cash Bonus Plan” above. For fiscal 2022, Mr. Hurn was not eligible to participate in our Fiscal 2022 Bonus Plan and instead participated in our sales commission plan, which was 100% formulaic and tied to increasing sales metrics and generating new customer sales. see “Compensation Discussion and Analysis — Compensation Elements — Fiscal 2022 Sales Compensation Plan” above.
(2)The PSU awards were granted under our 2014 Equity Incentive Plan (the “2014 Plan”) and are earned over a three-year performance period. As described under “Compensation Discussion and Analysis — Compensation Elements — Annual Equity Awards” above, the number of PSUs that may be earned and eligible to vest is based on our Relative TSR Percentile measured over a one-year period, a cumulative two-year period and a cumulative three-year period, subject to the Named Executive Officer’s continuous employment with us as an executive officer through the applicable vesting date(s). The PSU awards are subject to potential vesting acceleration as described under “Potential Payments upon Termination or Change in Control” below.
(3)The RSU awards were granted under the 2014 Plan. The shares of our common stock subject to their RSU awards vest over a four-year period, with 1/16th of the total number of shares subject to the award vesting in equal increments each quarter following the grant date, subject to the Named Executive Officers’ continued employment with us through each such applicable vesting date. The RSU awards are subject to potential vesting acceleration as described under “Potential Payments upon Termination or Change in Control” below.
(4)Includes a one-time RSU award with a target value of $1,500,000 granted to Ms. Friedrichs.
(5)The dollar amounts reported in this column represent the grant date fair value or incremental fair value of each stock option, RSU award, and PSU award, as applicable, granted to our Named Executive Officers or modified, as applicable, in fiscal 2022. These amounts have been computed in accordance with FASB ASC Topic 718. The grant date fair value of each stock option that was modified was calculated using the Black-Scholes option-pricing model and excluding the effect of estimated forfeitures. The grant date fair value of each RSU award was measured based on the closing market price of our common stock on the date of grant. Because the PSU awards are subject to market conditions related to total stockholder return, the grant date fair value reported was based upon the probable outcome of such conditions using a Monte Carlo simulation model. For additional information regarding the valuation methodology for the RSU awards and PSU awards, see Note 12, “Common Stock and Stockholders' Equity,” to the Consolidated Financial Statements of our Annual Report on Form 10-K for the fiscal year ended March 31, 2022 as filed with the SEC. Assumptions used in the calculation of these amounts are included in “Critical Accounting Policies” in Part II, Item 7 of our Annual Report on Form 10-K for the fiscal year ended March 31, 2022 as filed with the SEC. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by our Named Executive Officers.
(6)Mr. Hurn is employed by our UK subsidiary. His sales commissions are recorded in GBP, which have been converted to U.S. dollars based on the applicable GBP:USD exchange rate in effect on March 31, 2022, which was 1.31.
(7)We entered into a separation agreement with Mr. Christenson on June 24, 2021, pursuant to which he agreed to resign from all positions with the Company effective June 30, 2021. In exchange for his agreement to comply with the terms and conditions of the separation agreement (which included a general release of claims in favor of us), Mr. Christenson received, among other things, accelerated vesting of all of his outstanding and unvested equity awards, with the number of PSUs deemed vested equal to 100% of the target number of PSUs eligible to vest as of the grant date, and an extension of the post-termination exercise period for his outstanding and vested stock options of up to two years (resulting in an aggregate incremental fair value adjustment under FASB ASC Topic 718 totaling $9,637,622).

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
The following table provides information with regard to each outstanding equity award held by our Named Executive Officers at March 31, 2022.
Fiscal 2022 Outstanding Equity Awards at Fiscal Year End Table

		Option Awards(1)					Stock Awards(1)
							Time-Based Vesting Awards			Performance-Based Vesting Awards
	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name (2)		Exercisable	Unexercisable
William Staples	2/14/2020	58,377	53,708	(4)	60.72	2/17/2030
	2/15/2020						22,804	(5)	1,525,132
	2/15/2021						66,517	(6)	4,448,657
	4/1/2021									177,378	(9)	11,863,041
Lewis Cirne	4/1/2014	295,000			16.93	5/15/2024
	4/1/2019	125,000			44.58	5/14/2027
	7/1/2018	69,451	6,316	(7)	102.01	8/14/2028
	4/1/2019	75,432	28,020	(7)	100.82	5/14/2029
	4/1/2020	53,504	58,159	(7)	63.89	5/14/2030
	4/1/2020									47,044	(8)	3,146,303
	4/1/2021									80,628	(9)	5,392,401
	5/15/2021						32,756	(6)	2,190,721
Mark Sachleben	12/15/2014	17,388			23.00	12/11/2024
	5/15/2015	3,256			30.71	5/14/2025
	12/15/2014	53,112			23.00	12/11/2024
	5/15/2015	48,967			30.71	5/14/2025
	4/1/2016	21,352			25.86	5/15/2026
	4/1/2017	55,662			44.58	5/14/2027
	7/1/2018	19,843	1,805	(7)	102.01	08/14/2028
	4/1/2019	18,038	6,701	(7)	100.82	05/14/2029
	8/15/2018						1,179	(6)	78,852
	5/15/2019						3,325	(6)	222,376
	5/15/2020						17,995	(6)	1,203,506
	5/15/2021						29,480	(6)	1,971,622
	4/1/2020									31,990	(8)	2,139,491
	4/1/2021									72,564	(9)	4,853,080
Kristy Friedrichs	2/1/2017	13,590			35.11	2/14/2027
	7/1/2018	7,938	722	(7)	102.01	8/14/2028
	4/1/2019	10,178	3,781	(7)	99.95	3/24/2029
	4/1/2020	21,402	23,264	(7)	63.89	5/14/2030
	8/15/2018						472	(6)	31,567
	5/15/2019						1,869	(6)	124,999
	5/15/2020						10,586	(6)	707,992
	2/15/2021						18,141	(6)	1,213,270
	5/15/2021						21,946	(6)	1,467,748
	4/1/2021									54,020	(9)	3,612,858
Steve Hurn	4/30/2020	15,930	17,317	(4)	63.89	5/14/2030
	5/15/2020						23,817	(5)	1,592,881
	2/15/2021						21,165	(6)	1,415,515
	4/1/2021									56,440	(9)	3,774,707
__________________

(1)In addition to the specific vesting schedule for each award, each unvested award is subject to the general terms of the 2014 Plan and our 2008 Equity Incentive Plan (“2008 Plan”), as applicable, including the potential for future vesting acceleration as described under “Potential Payments upon Termination or Change in Control” below.

(2)As of March 31, 2022, Mr. Christenson had no stock options or any other equity awards outstanding.
(3)The market values of the RSU awards that have not vested are calculated by multiplying the number of shares of common stock underlying the RSU awards reported in the table by $66.88 per share, the closing market price of our common stock on March 31, 2022, the last trading day of fiscal 2022.
(4)The shares subject to the stock option vest over a four-year period, with 1/4th of the shares vesting on the one-year anniversary of the vesting commencement date and thereafter 1/48th of the shares vesting on each monthly anniversary of the vesting commencement date, subject to continued service with us through each vesting date.
(5)The shares subject to the RSU award vest over a four-year period, with 1/4th of the shares vesting on the one-year anniversary of the vesting commencement date and thereafter 1/16th of the shares vesting each quarter, subject to continued service with us through each vesting date.
(6)The shares subject to the RSU award vest over a four-year period, with 1/16th of the shares vesting each quarter following the vesting commencement date, subject to continued service with us through each vesting date.
(7)The shares subject to the stock option vest over a four-year period, with 1/48th of the shares vesting on each monthly anniversary of the vesting commencement date, subject to continued service with us through each vesting date.
(8)The shares subject to the PSU awards assume target achievement levels of 100%. One-third of the PSUs from each grant (plus, if applicable, any remaining award units consisting of unearned PSUs from prior vesting periods), are available to be earned and converted into shares within 45 days following each measurement period's end date (each such date a “Determination Date”). The number of PSUs that are earned and eligible to vest for a given Determination Date is based on the Company’s relative TSR percentile for the applicable measurement period. See “Compensation Discussion and Analysis — Compensation Elements — Annual Equity Awards” above for additional information regarding the PSU awards.
(9)The shares subject to the PSU awards assume maximum achievement levels of 200%. One-third of the PSUs from each grant (plus, if applicable, any remaining award units consisting of unearned PSUs from prior vesting periods), are available to be earned and converted into shares within 45 days following each measurement period's end date (each such date a “Determination Date”). The number of PSUs that are earned and eligible to vest for a given Determination Date is based on the Company’s relative TSR percentile for the applicable measurement period. See “Compensation Discussion and Analysis — Compensation Elements — Annual Equity Awards” above for additional information regarding the PSU awards.

OPTION EXERCISES AND STOCK VESTED
The following table provides information on RSU and PSU awards that vested and stock options that were exercised, including the number of shares of our common stock acquired upon vesting or exercise and the value realized, determined as described below, for each of our Named Executive Officers during the fiscal year ended March 31, 2022.
Fiscal 2022 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
William Staples	—	—	33,574	2,801,065
Lewis Cirne	360,000	21,014,433	7,558	691,410
Mark Sachleben	—	—	21,355	1,799,273
Kristy Friedrichs	12,282	765,875	18,253	1,563,545
Steve Hurn	—	—	25,578	1,942,349
Michael Christenson	195,563	4,569,844	114,082	7,603,421
_______________

(1)This value realized on exercise is based on the difference between the closing market price of our common stock on the date of exercise and the applicable exercise price of those options multiplied by the number of shares acquired on exercise, and does not represent the actual amounts received by our Named Executive Officers as a result of the option exercises.
(2)The value realized on vesting is based on the number of shares of our common stock underlying the RSU and PSU awards that vested multiplied by the closing market price of our common stock on the vesting date, and does not represent the actual amounts received by our Named Executive Officers as a result of the RSU and PSU awards vesting.

EQUITY COMPENSATION ARRANGEMENTS
Since our initial public offering, we have granted stock options and RSU awards to our employees, including our Named Executive Officers, under the 2014 Plan. Until our initial public offering, we granted stock options and RSU awards to our employees, including our Named Executive Officers, under the 2008 Plan. For more information on our current equity compensation program and decisions regarding the grants of equity awards in fiscal 2022 to our Named Executive Officers, see “Compensation Discussion and Analysis — Compensation Elements — Long-Term Incentive Compensation” above. The following is a brief summary of the material terms of each of our equity compensation plans.
2008 Equity Incentive Plan
The Board adopted and our stockholders subsequently approved our 2008 Plan in February 2008. The 2008 Plan was most recently amended by the Board and approved by our stockholders in November 2014. The 2008 Plan terminated at the time the underwriting agreement for our initial public offering was executed and no further awards were granted under the 2008 Plan after it terminated.
Equity Awards
Outstanding equity awards granted under the 2008 Plan remain subject to its terms and applicable award agreements until such awards are exercised or otherwise terminate or are forfeited by their terms. Only stock options, restricted stock awards, and RSU awards have been granted under the 2008 Plan.
Plan Administration
The Board has delegated its authority to administer the 2008 Plan to the Compensation Committee. Subject to the terms of the 2008 Plan, the Board or the Compensation Committee determined the recipients, dates of grant, the numbers and types of stock awards to be granted, and the terms and conditions of the stock awards that were granted under the 2008 Plan, including the period of their exercisability and vesting.

Corporate Transactions; Change in Control
The 2008 Plan provides that in the event of a corporate transaction, any surviving or acquiring corporation (or, in either case, its parent company) may assume or continue any part or all of the stock awards outstanding under the 2008 Plan, or may substitute similar stock awards; and any reacquisition or repurchase rights held by us may be assigned to our successor (or the successor’s parent company). In connection with a corporate transaction, in general, the vesting of stock awards not assumed in connection with a corporate transaction will not be accelerated and will terminate if not exercised (if applicable) prior to the effective time of the corporate transaction, except that any reacquisition or repurchase rights held by us will not terminate and may continue to be exercised notwithstanding the corporate transaction. Notwithstanding the foregoing, in the event a stock award will terminate if not exercised prior to the effective time of a corporate transaction, the Board may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but will receive a payment, in such form as may be determined by the Board, equal in value to the excess, if any, of (A) the value of the property the holder of the stock award would have received upon the exercise of the stock award, over (B) any exercise price payable by such holder in connection with such exercise.
Under the 2008 Plan, a “corporate transaction” is generally the consummation of (1) a sale or other disposition of all or substantially all of our assets, (2) a sale or other disposition of at least 90% of our outstanding securities, (3) a merger, consolidation, or similar transaction following which we are not the surviving corporation, or (4) a merger, consolidation, or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.
The 2008 Plan provides that in the event of a change in control of the Company, stock awards may be subject to additional acceleration of vesting and exercisability as may be provided in the stock award agreement covering the awards or any other written agreement with us, but in the absence of such provision, no such acceleration will occur.
Under the 2008 Plan, a “change in control” is generally (1) the acquisition by a person or entity of more than 50% of our combined voting power other than by merger, consolidation, or similar transaction; (2) a consummated merger, consolidation, or similar transaction immediately after which our stockholders cease to own more than 50% of the combined voting power of the surviving entity; (3) a complete dissolution or liquidation of the Company, except for a liquidation into a parent corporation; (4) a consummated sale, lease, or exclusive license or other disposition of all or substantially of our assets; or (5) when a majority of the Board consists of individuals who were not serving on the Board on the date of adoption of the 2008 Plan (the “Incumbent Board”), provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member will be considered as a member of the Incumbent Board.
2014 Equity Incentive Plan
The Board adopted, and our stockholders subsequently approved, our 2014 Plan, which became effective at the time the underwriting agreement for our initial public offering was executed.
Equity Awards
Our 2014 Plan provides for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards, RSU awards, other stock awards, and performance awards that may be settled in cash, shares of our common stock, or other property, which may be granted to employees, including our Named Executive Officers. Only stock options, RSU awards, and PSU awards have been granted under our 2014 Plan.
Plan Administration
The Board has delegated its authority to administer the 2014 Plan to the Compensation Committee. Subject to the terms of our 2014 Plan, the Compensation Committee has the authority to determine the terms of awards, including recipients, dates of grant, the exercise, purchase, or strike price of stock awards, if any, the number of shares subject to each stock award, the fair market value of a share of our common stock, the vesting schedule applicable to the awards, together with any vesting acceleration, and the form of consideration, if any, payable upon exercise or settlement of the award, and the terms of the award agreements.
Corporate Transactions; Change in Control
Our 2014 Plan provides that in the event of certain corporate transactions, the following provisions will apply to outstanding stock awards, unless otherwise provided in a stock award agreement or any other written agreement between us and a participant, or unless otherwise expressly provided by the Board at the time of grant of a stock award:

•the surviving or acquiring corporation (or its parent) may assume, continue, or substitute similar stock awards for outstanding stock awards under the 2014 Plan and any reacquisition or repurchase rights held by us may be assigned to the surviving or acquiring corporation (or its parent);
•to the extent that outstanding stock awards are not so assumed, continued, or substituted, the vesting and, if applicable, exercisability of any such stock awards will not be accelerated and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of such corporation transaction, except that any reacquisition or repurchase rights held by us will not terminate and may continue to be exercised notwithstanding the corporate transaction; or
•to the extent a stock award will terminate if not exercised prior to the effective time of a corporate transaction, the Board may provide, in its sole discretion, that the holder of the stock award may not exercise the stock award, but instead will receive a payment, in such form as may be determined by the Board, equal in value to the excess, if any, of the value of the property the participant would have received upon exercise of the stock award over any exercise price payable by such holder in connection with such exercise.
Under our 2014 Plan, a “corporate transaction” is generally the consummation of (1) a sale or other disposition of all or substantially all of our assets, (2) a sale or other disposition of at least 90% of our outstanding securities, (3) a merger, consolidation, or similar transaction following which we are not the surviving corporation, or (4) a merger, consolidation, or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.
A stock award may be subject to additional acceleration of vesting and exercisability upon or after a change in control as may be provided in the stock award agreement for such stock award or in any other written agreement between us and a participant, but in the absence of such a provision, no such acceleration will occur.
Under our 2014 Plan, a “change in control” is generally (1) the acquisition by a person or entity of more than 50% of our combined voting power other than by merger, consolidation, or similar transaction; (2) a consummated merger, consolidation, or similar transaction immediately after which our stockholders cease to own more than 50% of the combined voting power of the surviving entity; (3) a consummated sale, lease, or exclusive license or other disposition of all or substantially of our assets; (4) a complete dissolution or liquidation of the Company, except for a liquidation into a parent corporation; or (5) when a majority of the Board consists of individuals who are not members of the Incumbent Board, provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member will be considered as a member of the Incumbent Board.
2014 Employee Stock Purchase Plan
Additional long-term equity incentives are provided through our ESPP, which became effective at the time the underwriting agreement for our initial public offering was executed. Our ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of section 423 of the Code. Our employees, including our Named Executive Officers, may have to satisfy one or more of the following service requirements before participating in our ESPP, as determined by the administrator: (i) customary employment for more than 20 hours per week and more than five months per fiscal year, or (ii) continuous employment for a minimum period of time, not to exceed two years. An employee may not be granted rights to purchase shares of common stock under our ESPP if such employee (i) immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of our common stock, or (ii) holds rights to purchase stock under our ESPP that would accrue at a rate that exceeds $25,000 worth of our stock or 2,000 shares for each fiscal year that the rights remain outstanding.
The ESPP is implemented through a series of offerings of purchase rights to eligible employees. Under our ESPP, we may specify offerings with a duration of not more than 27 months, and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which our shares of common stock will be purchased for employees participating in the offering. Unless otherwise determined by the Board, shares of common stock are purchased for accounts of employees participating in our ESPP at a price per share equal to the lower of (a) 85% of the fair market value of a share of common stock on the first date of an offering or (b) 85% of the fair market value of a share of our common stock on the date of purchase.
In the event of a corporate transaction, a successor corporation may assume, continue, or substitute each outstanding purchase right. If the successor corporation does not assume, continue, or substitute for the outstanding purchase rights, the offering in progress will be shortened and the participants’ accumulated contributions will be used to purchase shares within 10 business days prior to the effective date of the corporate transaction.
Under our ESPP, a “corporate transaction” is generally the consummation of (1) a sale or other disposition of all or substantially all of our assets, (2) a sale or other disposition of at least 90% of our outstanding securities, (3) a merger, consolidation, or similar transaction following which we are not the surviving corporation, or (4) a merger, consolidation, or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.
EMPLOYMENT ARRANGEMENTS
We have entered into written employment offer letters with certain of our executive officers, including each of the Named Executive Officers other than our Executive Chairman.
In filling our executive positions, our Board, or the Compensation Committee, as applicable, recognized that it would need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. At the same time, our Board or the Compensation Committee, as applicable, was sensitive to the need to integrate new executive officers into the executive compensation structure that we were seeking to develop, balancing both competitive and internal equity considerations.
Each of these employment offer letters provides for “at will” employment and sets forth the initial compensation arrangements for the executive officer, including an initial base salary, an annual cash incentive compensation opportunity (except in the case of Mr. Sachleben’s employment offer letter, though he is eligible to, and does, participate in our annual cash bonus plan), and an equity award recommendation. In addition, each of these employment offer letters contains standard terms related to vacation and participation in our employee benefit plans.
These letters also set forth the rights and responsibilities of each party in the event of a termination of employment, including following a change in control of the Company. For each of the Named Executive Officers, these post-employment compensation terms have been superseded by the change-in-control and severance agreements described in more detail in “Severance and Change-in-Control Benefits” and “Potential Payments upon Termination or Change in Control” below.
Mr. Staples. Mr. Staples is a party to an employment offer letter with us dated November 19, 2019, pursuant to which he agreed to serve as our Chief Product Officer. This employment offer letter provided for an initial base salary of $400,000 and a target annual bonus opportunity of $300,000. Under his employment offer letter, Mr. Staples was granted initial equity awards with an aggregate target value of $6.0 million, split evenly between an RSU award and an option with an exercise price of $60.72 per share, in each case with vesting to occur over a four-year period.
On July 1, 2021, Mr. Staples was promoted from President and Chief Product Officer to Chief Executive Officer. In connection with Mr. Staples’ promotion, his annual base salary was increased to $500,000 and his target annual cash bonus opportunity percentage was increased to 100% of his annual base salary. In addition, effective May 17, 2021, Mr. Staples was granted equity awards with an aggregate target value of $11.0 million, split evenly between an RSU award and a PSU award, vesting over a four-year time-based period and a three-year performance period, respectively.
Mr. Cirne. As a founder, Mr. Cirne did not join us pursuant to an employment offer letter or any other formal arrangement or understanding regarding his employment. We currently have no employment agreement with Mr. Cirne, and we currently do not anticipate entering into one in the future. Mr. Cirne is an “at-will” employee. On July 1, 2021, Mr. Cirne transitioned from his role as Chief Executive Officer to Executive Chairman of the Board. In connection with Mr. Cirne’s appointment as Executive Chairman, Mr. Cirne’s annual base salary was adjusted to $350,000 and his opportunity to receive a target annual cash bonus was adjusted to 0%. In addition, effective May 17, 2021, Mr. Cirne was granted an equity award with an aggregate target value of $5.0 million, split evenly between an RSU award and a PSU award, vesting over a four-year time-based period and a three-year performance period, respectively.
Mr. Sachleben. Mr. Sachleben is a party to an employment offer letter with us dated February 4, 2008, pursuant to which he agreed to serve as our Chief Financial Officer. This employment offer letter provided for an initial base salary of $160,000, which has been subsequently increased. Under his employment offer letter, Mr. Sachleben was granted an option to purchase 1,225,000 shares of our common stock at an exercise price of $0.06 per share, with vesting to occur over a four-year period. Mr. Sachleban’s annual base salary was increased to $430,000 effective April 1, 2021, to be more in line with competitive market base salaries for individuals holding the chief financial officer position. In addition, effective May 17, 2021, Mr. Sachleben was granted an equity award with an aggregate target value of $4.5 million, split evenly between an RSU award and a PSU award, vesting over a four-year time-based period and a three-year performance period, respectively.
Ms. Friedrichs. Ms. Friedrichs is a party to an employment offer letter with us dated February 1, 2017, pursuant to which she agreed to serve as our Chief People Officer. This employment offer letter provided for an initial base salary of $300,000 and a target annual cash bonus opportunity of $120,000, both of which have been subsequently increased. Under her employment offer letter, Ms. Friedrichs was granted initial equity awards with an aggregate target value of $1,850,000, split evenly between an RSU award and an option with an exercise price of $35.11 per share, in each case with vesting to occur over a four-year period.
On July 1, 2021, Ms. Friedrichs was promoted from Chief People Officer to Chief Operating Officer. In connection with Ms. Friedrichs’ promotion, her annual base salary was increased to $425,000 and her target annual cash bonus opportunity percentage was increased to 75% of her annual base salary. In addition, effective May 17, 2021, Ms. Friedrichs was granted equity awards with an aggregate target value of $3.35 million, split evenly between an RSU award and a PSU award, vesting over a four-year time-based period and a three-year performance period, respectively. In addition, Ms. Friedrichs was also granted a one-time RSU award with an aggregate target value of $1.5 million vesting over a four-year time-based period, in recognition of her contributions to the Company and in order to bring her equity compensation more in line with competitive market practice for her role.
Mr. Hurn. Mr. Hurn is a party to an employment offer letter with us dated April 20, 2020, pursuant to which he agreed to serve as our Executive Vice President & General Manager, Europe, Middle East and Africa Sales. This employment offer letter provided for an initial base salary of £288,750 and a sales incentive plan target at £236,250, both of which have been subsequently increased. The employment offer letter also provided for a one-time bonus of £50,000 if 100% of the fiscal year 2021 quotas were achieved.
Effective May 17, 2021, Mr. Hurn, who was our Executive Vice President, Worldwide Sales at the time, was granted an equity award with an aggregate target value of $3.5 million, split evenly between an RSU award and a PSU award, vesting over a four-year time-based period and a three-year performance period, respectively. On June 2, 2021, the Board approved a change of Mr. Hurn’s title from Executive Vice President, Worldwide Sales to Chief Sales Officer, effective July 1, 2021.
Mr. Christenson. As mentioned under “General — Fiscal 2022 Executive Transitions” above, we entered into a separation agreement with Mr. Christenson on June 24, 2021, pursuant to which he agreed to resign from all positions with the

Company effective June 30, 2021. In exchange for his agreement to comply with the terms and conditions of the separation agreement (which included a general release of claims in favor of us), Mr. Christenson received (1) cash severance in an amount equal to six months of his annual base salary (totaling $50,000), paid in a lump sum, (2) the cost of premium payments for group health insurance continuation coverage for him and any eligible dependents for up to six months following his separation date (which he did not elect to receive), (3) accelerated vesting of all of his outstanding and unvested equity awards, with the number of PSUs deemed vested equal to 100% of the target number of PSUs eligible to vest as of the grant date, and (4) up to two years following his separation date to exercise his vested stock options (resulting in an aggregate incremental fair value adjustment under FASB ASC Topic 718 totaling $9,637,622).

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Change-in-Control and Severance Agreements
Agreements in Effect During Fiscal 2022
We have entered into change-in-control and severance agreements (the “Post-Employment Agreements”) with each of our Named Executive Officers who are current executive officers. Mr. Christenson resigned from the Company on June 24, 2021 and the terms of his separation are governed by the separation agreement we entered into with him at that time, which are described in “Employment Arrangements—Mr. Christenson” above.
The Post-Employment Agreements provide for payments and benefits upon certain terminations of employment, including a termination of employment in connection with or within 12 months following a change in control of the Company (the “Change in Control Period”). Each Post-Employment Agreement was originally in effect for three years from the date such agreement became effective, after which each agreement may be renewed by the mutual agreement of the parties thereto. The Post-Employment Agreements were amended on November 3, 2020 to extend the term of such agreements from December 31, 2020 to December 31, 2023.
Under the Post-Employment Agreements, our Named Executive Officers may receive payments and benefits in connection with his or her involuntary termination of employment by us without cause (other than as a result of death or disability) or his or her termination of employment for good reason during the Change in Control Period, and for terminations of employment not during the Change in Control Period, upon his or her involuntary termination of employment by us without cause (other than as a result of death or disability). Under the Post-Employment Agreements, payment and benefit levels are based on “tiers,” with the executive officers in higher positions generally receiving greater payments and benefits. In all cases, receipt of payments and benefits is subject to the Named Executive Officer executing a release and waiver of claims in favor of the Company.
For a qualifying termination of employment not during the Change in Control Period, the payments and benefits consist of:

•a salary continuation payment determined as a specified number of months of base salary; and
•continuation (or reimbursement) of health benefit premiums for that same period.
For our Executive Chairman, Mr. Cirne, and our Chief Executive Officer, Mr. Staples, both of whom are in Tier 1, the base salary and benefits continuation period is 12 months, and for Mr. Hurn, Ms. Friedrichs, and Mr. Sachleben, each of whom is in Tier 2, the base salary and benefits continuation period is six months.
For a qualifying termination of employment during the Change in Control Period, the payments and benefits consist of:

•a lump-sum cash payment determined as a specified number of months of base salary;
•continuation (or reimbursement) of health benefit premiums for the number of months used to determine the lump-sum cash payment; and
•accelerated vesting of all outstanding equity awards then held by the Named Executive Officer.
For our Executive Chairman, Mr. Cirne, and our Chief Executive Officer, Mr. Staples, both of whom are in Tier 1, the cash lump-sum payment is equal to 18 months of base salary, with 18 months of benefits continuation, and for Mr. Hurn, Ms. Friedrichs, and Mr. Sachleben, each of whom is in Tier 2, the cash lump-sum payment is equal to 12 months of base salary, with 12 months of benefit continuation.
Under the Post-Employment Agreements, the term “change in control” has the same meaning as under our 2014 Plan. The term “cause” means the executive officer’s (i) willful failure substantially to perform his or her duties and responsibilities to us or deliberate violation of our policies; (ii) commission of any act of fraud, embezzlement, dishonesty, or any other willful misconduct that has caused or is reasonably expected to result in material injury to us; (iii) unauthorized use or disclosure by the executive officer of any proprietary information or trade secrets of ours or any other party to whom the executive officer owes an obligation of nondisclosure as a result of his relationship with us; or (iv) willful breach of any of his obligations under any written agreement or covenant with us.
Under the Post-Employment Agreements, the term “good reason” means the executive officer’s resignation of his or her employment following the occurrence of any of the following without the executive officer’s written consent: (i) a material reduction in job duties, responsibilities, or authority inconsistent with the executive officer’s position with us; provided, however, that any such reduction or change after a change in control will not constitute good reason if the executive officer retains reasonably comparable duties, position, and responsibilities with respect to our business within the successor entity following a change in control; (ii) a material reduction of the executive officer’s then current base salary, representing a reduction of more than 10% of the executive officer’s then-current base salary; provided, that an across-the-board reduction in the salary level of all of our executive officers by the same percentage amount as part of a general salary level reduction will not constitute such a material salary reduction; (iii) the relocation of the executive officer’s principal place of employment to a place that increases the executive officer’s one-way commute by more than 50 miles as compared to the executive officer’s then-current principal place of employment immediately prior to such relocation; (iv) any material breach by us of the Post-Employment Agreement or any other written agreement between us and the executive officer; or (v) the failure by any successor to our Company to assume the obligations of the Post-Employment Agreement; provided, that (a) the executive officer gives written notice to us of the event forming the basis of the resignation for good reason within 30 days after the date on which we give written notice to the executive officer of our affirmative decision to take an action set forth in clause (i), (ii), (iii), (iv) or (v) above, (b) we fail to cure such basis for the good reason resignation within 30 days after receipt of the executive officer’s written notice, and (c) the executive officer terminates his employment within 30 days following the expiration of the cure period.
If the total value of the payments and benefits payable to a Named Executive Officer in the event of a termination of employment in connection with a change in control of the Company would exceed the deductibility limits under Section 280G of the Code with respect to “excess parachute payments,” we will pay either the full amount of the benefits, or a reduced amount, whichever results in the greater after-tax benefit to the Named Executive Officer.
Fiscal 2023 Agreements
In April 2022, our Compensation Committee started its annual review of our Post-Employment Agreements against the market practice of our compensation peer group. In July 2022, we entered into revised change-in-control and severance agreements (the “Revised Agreements”) with our eligible executive officers, including each of our Named Executive Officers, in order to be more in line with competitive market practice. The Revised Agreements have the same terms and conditions as the Post-Employment Agreements, except that (i) the cash severance component for qualifying terminations occurring during the Change in Control Period has been revised to include 150% of the Named Executive Officer’s target annual cash bonus opportunity for the fiscal year in which the change in control occurs for Named Executive Officers receiving Tier 1 benefits or 100% of the Named Executive Officer’s target annual cash bonus opportunity for the fiscal year in which the change in control occurs for Named Executive Officers receiving Tier 2 benefits, and (ii) the Change in Control Period has been revised to commence three months prior to the effective date of the change in control, with adjustments to PSU awards to provide a corresponding expansion of the Change in Control Period, provided that, to the extent the qualifying termination occurs prior to the change in control and during the revised Change in Control Period, the accelerated vesting of the Named Executive Officer’s stock awards will be contingent upon the change in control. The Revised Agreements have a term of three years from the date such agreements became effective, after which each agreement may be renewed by the mutual agreement of the parties thereto, and replace and supersede the Post-Employment Agreements in their entirety.
PSU Awards
PSU Awards in Effect in Fiscal 2022
Pursuant to the terms of the PSU awards granted to our Named Executive Officers, in the event of a “change in control” (as defined in the 2014 Plan) that occurs prior to the last day of the three-year performance period, the number of PSUs that are eligible to vest (the “CIC Units”) will be determined by the Compensation Committee prior to the change in control based upon the Relative TSR Percentile during the portion of the performance period that precedes the change in control. The number of CIC Units will equal (i) the Relative TSR Percentile multiplied by (ii) the total target number of PSUs granted, with such number rounded down to the nearest whole unit and reduced by the number of shares previously earned. However, if our TSR is negative on an absolute basis during the truncated performance period, the Relative TSR Percentile used to determine the number of CIC Units will not exceed 100%.
In the event of a change in control where the acquiring, surviving or continuing entity assumes, continues or substitutes the PSU awards on substantially the same terms and conditions as in effect prior to the change in control, the PSUs will vest on the originally scheduled expiration date of the performance period, subject to the Named Executive Officer (i) remaining an executive officer through the effective date of the change in control and (ii) remaining in continuous service through the original expiration date of the performance period. However, if a Named Executive Officer is terminated without “cause” (as defined in the 2014 Plan) or resigns for “good reason” (as defined in the Named Executive Officer’s Post-Employment

Agreement), in either case, in connection with or within 12 months following the change in control and prior to the originally scheduled expiration date of the performance period, the continued service requirement will be waived and the PSUs will immediately vest on the date of such termination.

In the event of a change in control where the acquiring, surviving or continuing entity does not assume, continue or substitute the PSU award on substantially the same terms and conditions as in effect prior to the change in control, the PSUs will vest immediately prior to the change in control, subject to the Named Executive Officer remaining an executive officer through the effective date of the change in control.
Changes to PSU Awards in Fiscal 2023
As described above, pursuant to the Revised Agreements, if there is a qualifying termination during the revised Change in Control Period, then notwithstanding anything to the contrary contained in the PSU Grant Documents, the continued service requirement in the PSU Grant Documents will be waived and the CIC Units will fully vest, contingent upon the change in control.

Potential Payments Upon Termination or Change in Control as of March 31, 2022
The table below sets forth the amount of compensation payable to each Named Executive Officer upon (i) the Named Executive Officer’s termination of employment without cause or resignation for good reason, (ii) the Named Executive Officer’s termination of employment without cause or resignation for good reason in connection with or following a change in control of the Company, or (iii) a change in control of the Company without any accompanying termination of employment. The amounts shown in the table below assume that such termination of employment and/or change in control was effective as of March 31, 2021, and thus are estimates of the amounts that would be paid out to our Named Executive Officers in such circumstances. For the payments provided to Mr. Christenson in connection with his agreement to resign from the Company, please see “Employment Arrangements—Mr. Christenson” above.

Executive benefits and payments upon termination:	Involuntary termination not for cause or resignation for good reason not in connection with a change in control ($)	Involuntary termination not for cause or resignation for good reason in connection with or following a change in control ($)	Change in control without termination of employment ($)	2014 Plan and 2008 Plan — Certain Corporate Transactions ($)(1)
William Staples (4)
Cash Severance	500,000	750,000	—	—
Medical continuation	28,945	43,417	—	—
Value of acceleration of equity awards (2)(3)	—	15,142,554	—	15,142,554
Lewis Cirne
Cash Severance	350,000	525,000	—	—
Medical continuation	21,569	32,353	—	—
Value of acceleration of equity awards (2)(3)	—	9,339,398	—	9,339,398
Mark Sachleben				—
Cash Severance	215,000	430,000	—	—
Medical continuation	10,784	21,569	—	—
Value of acceleration of equity awards (2)(3)	—	9,102,970	—	9,102,970
Kristy Friedrichs
Cash Severance	212,500	425,000	—	—
Medical continuation	—	—	—	—
Value of acceleration of equity awards (2)(3)	—	6,306,654	—	6,306,654
Steve Hurn (5)			—
Cash Severance	417,890	417,890	—	—
Medical continuation	—	—	—	—
Value of acceleration of equity awards (2)(3)		5,872,277	—	5,872,277
______________

(1)These benefits would be payable under the 2014 Plan and the 2008 Plan if, upon a corporate transaction event, the Board exercised its discretion to accelerate the vesting and exercisability of outstanding stock options and RSU awards, assuming the vesting acceleration took place on March 31, 2022. For a description of the potential vesting acceleration provisions in the 2014 Plan and the 2008 Plan, see “Equity Compensation Arrangements” above. These benefits also include the value of PSU awards granted under the 2014 Plan that would accelerate and vest in the event of a change in control where the acquiring, surviving or continuing entity does not assume, continue or substitute the PSU award on substantially the same terms and conditions as in effect prior to the change in control, see “Potential Payments Upon Termination or Change in Control—PSU Awards” above. For purposes of the table, we have used our Relative TSR Percentile as of March 31, 2022, based on which and assuming no adjustments by the Board or Compensation Committee, the PSU awards granted in fiscal 2021 would accelerate and vest as to 94% of the total target number of shares granted, reduced by the number of such shares previously earned and the PSU awards granted in fiscal 2022 would accelerate and vest as to 149% of the total target number of shares granted, reduced by the number of such shares previously earned.
(2)The value of stock option and RSU award vesting acceleration is based on the closing market price of $66.88 per share of our common stock on March 31, 2022, the last trading day of fiscal 2022, less, in the case of stock options, the exercise price of the unvested stock option shares subject to acceleration, and therefore excludes any stock option award that has an exercise price that exceeded the closing market price of our common stock on such date.
(3)This also includes the value of unvested PSUs that would accelerate and vest on a qualifying termination of employment in connection with a change in control occurring on March 31, 2022, see “Potential Payments Upon Termination or Change in Control — PSU Awards” above. For purposes of the table, we have used our Relative TSR Percentile as of March 31, 2022, based on which and assuming no adjustments by the Board or Compensation Committee, the PSU awards granted in fiscal 2021 would accelerate and vest as to 94% of the total target number of shares granted, reduced by the number of such shares previously earned and the PSU awards granted in fiscal 2022 would accelerate and vest as to 149% of the total target number of shares granted, reduced by the number of such shares previously earned.
(4)Mr. Staples was eligible for Tier 2 benefits under his Change in Control and Severance Agreement until July 1, 2021, after which, in connection with his promotion to Chief Executive Officer, he became eligible for a new Change in Control and Severance Agreement reflecting Tier 1 benefits.
(5)Mr. Hurn is employed by our UK subsidiary. His cash severance is recorded in GBP, which has been converted to U.S. dollars based on the applicable GBP:USD exchange rate in effect on March 31, 2022, which was 1.31.
In addition to the payments and benefits described and quantified above, the 2014 Plan provides for an extended period of time during which an optionholder may exercise options following the optionholder’s termination of service under certain circumstances (the “post-termination exercise period”). Generally, under the 2014 Plan, if an optionholder’s service relationship with us ends, the optionholder may exercise any vested options for up to three months after the date that the service relationship ends. However, if the optionholder’s service relationship with us ceases due to disability or death, the optionholder, or his or her beneficiary, may exercise any vested options for up to 12 months in the event of disability or 18 months in the event of death, after the date the service relationship ends. Accordingly, each of our Named Executive Officers would be entitled to an extended post-termination exercise period in the event of a termination of employment due to death or disability.

PAY RATIO DISCLOSURE
Under SEC rules, we are required to calculate and disclose the median of the annual total compensation of all our employees (other than Mr. Staples, our current Chief Executive Officer since July 2021) and Mr. Staples’s annual total compensation, as well as the ratio of the two amounts (“CEO Pay Ratio”). To identify our median employee, we used the following methodology:

•To determine our total population of employees, we included all full-time, part-time, seasonal, and temporary employees, including employees of consolidated subsidiaries, as of March 31, 2022.
•To identify our median employee from our employee population, we calculated the aggregate amount of each employee’s fiscal 2022 base pay (using hours actually worked and overtime actually paid during fiscal 2022 for hourly employees and actual salary paid for our salaried employees), bonuses and commissions paid with respect to fiscal 2022 performance, and the target value of each fiscal 2022 equity award (as further described below) approved by our Board (which differs from the grant date fair value of the equity awards that is calculated in accordance with FASB ASC Topic 718, Compensation — Stock Compensation because of the methodology used to calculate the number of shares to be delivered).
•We calculated the compensation of employees who were employed by us (i) for less than the entire fiscal year or (ii) within multiple foreign jurisdictions within the fiscal year by annualizing each individual’s base pay (instead of using actual base pay), using their target bonus and/or commissions and the target value of their fiscal 2022 equity awards, as applicable, for each of the relevant jurisdictions as of March 31, 2022.
•Compensation paid in foreign currencies was converted to U.S. dollars based on the applicable exchange rates in effect on March 31, 2022.
Using this approach, we identified our median employee and then calculated the annual total compensation of this employee for fiscal 2022 in accordance with the requirements of the Summary Compensation Table as set forth in Item 402(c)(2)(x) of Regulation S-K.
For fiscal 2022, the median of the annual total compensation of all our employees (other than Mr. Staples) was $203,661 and the annual total compensation of Mr. Staples was $13,612,607. This amount equals Mr. Staples’s compensation as reported in the Fiscal 2022 Summary Compensation Table plus an additional amount that reflects annualization of his base salary and cash bonus for the period during which he served as our Chief Executive Officer during fiscal 2022, consistent with the applicable SEC guidance. Based on this information, the ratio of Mr. Staples’s annual total compensation to the median of the annual total compensation of all our employees was 66.8 to 1.
The CEO Pay Ratio above represents our reasonable estimate calculated in a manner consistent with SEC rules and applicable guidance. SEC rules and guidance provide significant flexibility in how companies identify the median employee, and each company may use a different methodology and make different assumptions particular to that company. As a result, and as explained by the SEC when it adopted these rules, in considering the pay ratio disclosure, stockholders should keep in mind that the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay ratio disclosures.
Neither the Compensation Committee nor our management used our CEO Pay Ratio in making compensation decisions.

DIRECTOR COMPENSATION

The following table sets forth information regarding compensation earned by or paid to our non-employee directors during the fiscal year ended March 31, 2022:

Fiscal 2022 Director Compensation Table

Name(1)	Fees earned or paid in cash ($)	Stock Awards ($)(2)(3)	Total ($)
Caroline Watteeuw Carlisle	—	248,044	248,044
Hope Cochran	61,644	200,006	261,650
Anne DelSanto	41,083	200,006	241,089
Radhakrishnan Mahendran	32,153	230,710	262,863
David Henshall	35,668	200,006	235,675
Adam Messinger	40,136	200,006	240,143
Dan Scholnick	41,644	200,006	241,650
James Tolonen	—	257,543	257,543
Takeshi Numoto	9,578	135,430	145,008
__________

(1)The aggregate number of shares of our common stock subject to outstanding stock options and restricted stock unit (“RSU”) awards held by each non-employee director listed in the table above as of March 31, 2022 was as follows: (i) 10,006 shares subject to options to purchase our common stock held by Ms. Watteeuw Carlisle, of which 10,006 shares were vested and exercisable by Ms. Watteeuw Carlisle as of March 31, 2022; (ii) 2,817 shares subject to a RSU award held by Ms. Watteeuw Carlisle as of March 31, 2022; (iii) 10,871 shares subject to options to purchase our common stock held by Ms. Cochran, of which 10,871 shares were vested and exercisable by Ms. Cochran as of March 31, 2022; (iv) 2,640 shares subject to a RSU award held by Ms. Cochran as of March 31, 2022; (v) 3,850 shares subject to options to purchase our common stock held by Ms. DelSanto, of which 3,850 shares were vested and exercisable by Ms. DelSanto as of March 31, 2022; (vi) 2,640 shares subject to RSU awards held by Ms. DelSanto as of March 31, 2022; (vii) 0 shares subject to options to purchase our common stock held by Mr. Mahendran, of which 0 shares were vested and exercisable by Mr. Mahendran as of March 31, 2022; (viii) 2,640 shares subject to RSU awards held by Mr. Mahendran as of March 31, 2022; (ix) 3,850 shares subject to options to purchase our common stock held by Mr. Henshall, of which 3,850 shares were vested and exercisable by Mr. Henshall as of March 31, 2022; (x) 2,640 shares subject to RSU awards held by Mr. Henshall as of March 31, 2022; (xi) 14,021 shares subject to options to purchase our common stock held by Mr. Messinger, of which 14,021 shares were vested and exercisable by Mr. Messinger as of March 31, 2022; (xii) 2,640 shares subject to a RSU award held by Mr. Messinger as of March 31, 2022; (xiii) 10,006 shares subject to options to purchase our common stock held by Mr. Scholnick, of which 10,006 shares were vested and exercisable by Mr. Scholnick as of March 31, 2022; (xiv) 2,640 shares subject to a RSU award held by Mr. Scholnick as of March 31, 2022; (xv) 21,444 shares subject to options to purchase our common stock held by Mr. Tolonen, of which 21,444 shares were vested and exercisable by Mr. Tolonen as of March 31, 2022; (xvi) 2,852 shares subject to RSU awards held by Mr. Tolonen as of March 31, 2022; (xvii) 0 shares subject to options to purchase our common stock held by Mr. Numoto, of which 0 shares were vested and exercisable by Mr. Numoto as of March 31, 2022; (xviii) 1,378 shares subject to a RSU award held by Mr. Numoto as of March 31, 2022.
(2)The dollar amounts reported in this column reflect the aggregate grant date fair value of all RSU awards granted during fiscal 2022 computed in accordance with FASB ASC Topic 718 and excluding the effect of estimated forfeitures. The grant date fair value of each RSU award is measured based on the closing market price of our shares of our common stock on the date of grant. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by each non-employee director.
(3)The amounts in the “Stock Awards” column represent annual awards, initial awards or RSU awards in lieu of annual cash compensation, as applicable, granted to our non-employee directors in fiscal 2022, as described below:

Name	Grant Date	Number of RSUs Granted	Grant Date Fair Value ($)
Caroline Watteeuw Carlisle	04/15/2021	708	48,038
	08/18/2021	2,640	200,006
Hope Cochran	08/18/2021	2,640	200,006
Anne DelSanto	08/18/2021	2,640	200,006
Radhakrishnan Mahendran	06/24/2021	439	30,704
	08/18/2021	2,640	200,006
David Henshall	08/18/2021	2,640	200,006
Adam Messinger	08/18/2021	2,640	200,006
Dan Scholnick	08/18/2021	2,640	200,006
James Tolonen	04/15/2021	848	57,537
	08/18/2021	2,640	200,006
Takeshi Numoto	12/14/2021	1,378	135,430

Neither of Messrs. Staples or Cirne receives additional compensation for his service on our Board, and Mr. Christenson did not receive additional compensation for his service on our Board prior to his resignation.
The Compensation Committee reviews and assesses our non-employee director pay levels every year with the assistance of its compensation consultant, Compensia. This process involves a review of competitive market data, including an assessment of our director compensation policy against the director compensation programs of companies in our compensation peer group, an update on recent trends in director compensation, and a review of best practices relating to the governance surrounding director compensation programs.
Annual Cash Compensation
Fiscal 2021
Pursuant to our non-employee director compensation policy effective during fiscal 2021, our non-employee directors receive the following cash compensation for Board and Board committee service, as applicable, paid on a quarterly basis in arrears, pro-rated for any partial months of service:

•$30,000 per year for service as a Board member;
•$20,000 per year for service as chair of the Board;
•$20,000 per year for service as the chair of the Audit Committee and $10,000 per year for service as a member (other than as chair) of the Audit Committee;
•$15,000 per year for service as the chair of the Compensation Committee and $7,500 per year for service as a member (other than as chair) of the Compensation Committee; and
•$6,000 per year for service as the chair of the Nominating and Corporate Governance Committee and $3,000 per year for service as a member (other than as chair) of the Nominating and Corporate Governance Committee.
Fiscal 2022
Effective June 2021, our non-employee director compensation policy was amended to provide an increase to the cash compensation for:
•service as a Board member from $30,000 to $32,000;
•service as chair of the Nominating and Corporate Governance Committee from $6,000 to $9,000; and
•service as a member (other than as chair) of the Nominating and Corporate Governance Committee from $3,000 to $4,500.

Equity Compensation
Fiscal 2021
Pursuant to our non-employee director compensation policy effective during fiscal 2021, each person who is elected or appointed for the first time to be a non-employee director will automatically upon the date of his or her initial election or appointment be granted (i) an option to purchase a number of shares of our common stock having an initial value of $90,000 and (ii) an RSU award with an initial value of $90,000, multiplied by a fraction, the numerator of which is the number of days that will elapse between the non-employee director’s date of initial appointment or election and the first anniversary of the date of grant of the Company’s most recent annual grants (as discussed below) and the denominator of which is 365. Each initial option grant and initial RSU award will vest on August 15th of the calendar year following the year in which the Company’s most recent annual equity award grant was made, subject to the non-employee director’s continued service through such date.
In addition, each non-employee director will automatically, on the date of each Annual Meeting of Stockholders, be granted (i) an option to purchase a number of shares of our common stock having an initial value of $90,000 and (ii) an RSU award with an initial value of $90,000. Each annual grant will vest on August 15th of the calendar year following the year in which such annual grant is made, subject to the non-employee director’s continued service through such date.
Additionally, notwithstanding the foregoing vesting schedules, for each non-employee director who provides continued service to the Company until immediately prior to the closing of a “change in control” (as defined in the 2014 Plan), the shares of our common stock subject to his or her then-outstanding equity awards that were granted pursuant to this policy will become fully vested immediately prior to the closing of such change in control.
Further, pursuant to our non-employee director compensation policy, in lieu of cash, and prior to the start of each fiscal year, a non-employee director may elect to receive 100% of the annual cash compensation to which he or she is entitled pursuant to the policy in the form of an RSU award under the 2014 Plan with a value equal to the projected annual cash compensation for such non-employee director for the fiscal year based on Board and committee membership on the first day of such fiscal year (the “Optional RSU Grant”). The grant date for any Optional RSU Grant will be the April 15th first occurring after the start of a fiscal year, unless such day is not a trading day on the NYSE, in which case the grant date shall be the next trading date. The vesting commencement date for any Optional RSU Grant will be the May 15th first occurring after the start of a fiscal year. Each Optional RSU Grant will vest with respect to 1/4th of the total number of units on each quarterly anniversary of the vesting commencement date for such Optional RSU Grant, subject to the non-employee director’s continued service through each applicable vesting date. Optional RSU Grants will not be subject to accelerated vesting in connection with a change in control of the Company. In fiscal 2021, Messrs. Fenton, and Tolonen and Ms. Watteeuw Carlisle each elected to receive the Optional RSU Grant in lieu of cash.
In the event a non-employee director were to become entitled to a greater annual cash compensation amount (either as a result of an increase in the cash compensation amounts approved by the Board or a new committee membership or role), such non-employee director will be entitled to receive the difference paid in cash. There would be no effect upon the Optional RSU Grant in the event a non-employee maintains continuous service but would have otherwise been entitled to a lesser amount of cash compensation than that which was used to calculate the Optional RSU Grant (either as a result of a decrease in the cash compensation amounts approved by the Board or a decreased committee membership or role).
Fiscal 2022
Effective June 2021, our non-employee director compensation policy was amended to provide:
•for an increase to the aggregate values of the initial and annual equity compensation from $180,000 to $200,000; and
•that all equity grants going forward will be in the form of RSU awards.
In fiscal 2022, Mr. Tolonen and Ms. Watteeuw Carlisle each elected to receive the Optional RSU Grant in lieu of cash.
Expense Reimbursement
We also reimburse our non-employee directors for ordinary, necessary, and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and Board committee meetings.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of March 31, 2022.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(1) (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2) (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved By Security Holders	5,333,578	(3)	$45.32	(4)	16,891,736	(5)(6)(7)
Equity Compensation Plans not Approved by Security Holders	—		—		—
Total	5,333,578		$45.32		16,891,736
_____________
(1)Excludes purchase rights currently outstanding under the ESPP.
(2)Excludes RSU awards because they have no exercise price.
(3)The number reported in this column consists of: (i) 420,341 shares to be issued upon the exercise of outstanding options granted under the 2008 Plan and (ii) 1,242,112 shares to be issued upon the exercise of outstanding options, 3,350,693 shares to be issued pursuant to the vesting of outstanding RSU awards, and 320,432 shares to be issued pursuant to the vesting of outstanding PSU awards that were in each case granted under the 2014 Plan.
(4)The weighted average exercise price of outstanding options granted under the 2008 Plan was $17.72 per share. The weighted average exercise price of outstanding options granted under the 2014 Plan was $54.66 per share.
(5)No shares remain available for future issuance under the 2008 Plan. We ceased granting awards under our 2008 Plan when our 2014 Plan became effective on December 11, 2014. However, any outstanding options and RSU awards granted under the 2008 Plan remain outstanding, subject to the terms of the 2008 Plan and stock award agreements, until such outstanding awards are exercised or vest, or until they terminate or expire by their terms.
(6)As of March 31, 2022, 13,904,194 shares were available for future issuance under the 2014 Plan. Initially, the aggregate number of shares of our common stock that may be issued under the 2014 Plan was 5,184,878 shares. Pursuant to the terms of the 2014 Plan, on April 1 of each year, commencing on April 1, 2015 and ending on April 1, 2024, the number of shares authorized for issuance under the 2014 Plan is automatically increased by a number equal to: (i) 5% of the total number of shares of capital stock outstanding on March 31 of the preceding calendar year; or (ii) such lesser number of shares of common stock as is determined by the Board or the Compensation Committee for the applicable year. Pursuant to the previously described terms, on April 1, 2015, the number of shares available under the 2014 Plan was increased by 2,355,847 shares, on April 1, 2016, the number of shares available under the 2014 Plan was increased by 2,499,059 shares, on April 1, 2017, the number of shares available under the 2014 Plan was increased by 2,663,972 shares, on April 1, 2018, the number of shares available under the 2014 Plan was increased by 2,797,664 shares, on April 1, 2019, the number of shares available under the 2014 Plan was increased by 2,905,319 shares, on April 1, 2020, the number of shares available under the 2014 Plan was increased by 2,991,923 shares, on April 1, 2021, the number of shares available under the 2014 Plan was increased by 3,187,938 shares, and on April 1, 2022, the number of shares available under the 2014 Plan was increased by 3,336,405 shares.
(7)As of March 31, 2022, 2,987,542 shares were available for future issuance under the ESPP. Our ESPP became effective on December 11, 2014. Initially, the ESPP authorized the issuance of 1,000,000 shares of our common stock pursuant to purchase rights granted to our employees or to employees of any of our designated affiliates. Pursuant to the terms of the ESPP, on April 1 of each year, commencing on April 1, 2015 and ending on April 1, 2024, the number of shares authorized for issuance under the ESPP is automatically increased by a number equal to the lesser of: (i) 500,000 shares of our common stock; (ii) 1% of the total number of shares of capital stock outstanding on March 31 of the preceding calendar year; or (iii) such lesser number of shares of common stock as is determined by the Board or the Compensation Committee for the applicable year. Pursuant to the previously described terms, on April 1, 2015, the number of shares available under the ESPP was increased by 471,169 shares, on April 1, 2016, the number of shares available under the ESPP was increased by 499,811 shares, on April 1, 2017, the number of shares available under the ESPP was increased by 500,000 shares, on April 1, 2018, the number of shares available under the ESPP was increased by 500,000 shares, on April 1, 2019, the number of shares available under the ESPP was increased by 500,000 shares, on April 1, 2020, the number of shares available under the ESPP was increased by 500,000 shares, on April 1, 2021, the number of shares available under the ESPP was increased by 500,000 shares, and on April 1, 2022, the number of shares available under the ESPP was increased by 500,000 shares. The maximum aggregate number of shares of our common stock available to be purchased by all participants in the ESPP during any current purchase period is 500,000 shares, or such lesser number of shares as are available for issuance under the ESPP.

TRANSACTIONS WITH RELATED PERSONS
Since April 1, 2021, there has not been nor is there currently proposed any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer, holder of more than 5% of our common stock, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation agreements and other arrangements described elsewhere in this Proxy Statement.
INDEMNIFICATION AGREEMENTS
Our amended and restated certificate of incorporation and amended and restated bylaws provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law. In addition, we have entered into indemnification agreements with each of our current directors, executive officers, and some of our employees. These agreements provide for the indemnification of such persons for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity. We have obtained director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us.
POLICIES AND PROCEDURES FOR TRANSACTIONS WITH RELATED PERSONS
We have adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock, and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the prior consent of our Audit Committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $100,000 and such person would have a direct or indirect interest, must be presented to our Audit Committee for review, consideration, and approval or ratification. In approving or rejecting any such proposal, our Audit Committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. All of the transactions described above were presented, considered, and approved or ratified by our Board or the Audit Committee.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
A number of brokers with account holders who are New Relic stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from us (if you are a stockholder of record) or from your broker (if you are a beneficial owner) that we or they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, or if you currently receive multiple copies and would like to request “householding” of your communications, please notify your broker or the Company. Direct your written request to the Company to our Corporate Secretary at New Relic, Inc., 188 Spear Street, Suite 1000, San Francisco, California 94105, or contact our Corporate Secretary at (650) 777-7600. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Notice of Internet Availability of Proxy Materials or other Annual Meeting materials, as applicable, to a stockholder at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors
/s/Mark Sachleben
Mark Sachleben
Chief Financial Officer and Corporate Secretary
July 8, 2022
A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2022 is available without charge upon written request to: Corporate Secretary, New Relic, Inc., 188 Spear Street, Suite 1000, San Francisco, California 94105.

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/NEWR2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D88398-P77448 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NEW RELIC, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors to serve until the 2023 annual meeting of stockholders.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees:

01) Hope Cochran
02) Anne DelSanto
03) Susan D. Arthur
04) Phalachandra Bhat
05) Caroline Watteeuw Carlisle
06) Kevin Galligan
07) William Staples

The Board of Directors recommends you vote FOR the following proposal:

The Board of Directors recommends you vote One Year for the following proposal:

The Board of Directors recommends you vote FOR the following proposal:

NOTE: In their discretion, the proxyholders are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report on Form 10-K and the Notice and Proxy Statement for the 2022 Annual Meeting are available at www.proxyvote.com.

D88399-P77448

NEW RELIC, INC.
Annual Meeting of Stockholders
August 17, 2022 9:30 AM Pacific Time
This Proxy is solicited on behalf of the Board of Directors

The undersigned stockholder of New Relic, Inc. hereby acknowledges receipt of the Annual Report on Form 10-K and the Notice and Proxy Statement for the 2022 Annual Meeting and hereby appoints William Staples and Mark Sachleben, or either of them, as proxies and attorneys-in-fact, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2022 Annual Meeting of Stockholders of New Relic, Inc. to be held on Wednesday, August 17, 2022 at 9:30 a.m. Pacific Time at www.virtualshareholdermeeting.com/NEWR2022, and at any adjournments or postponements thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there virtually present, on the matters set forth on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, AND, WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, AS SAID PROXIES DEEM ADVISABLE.

Continued and to be signed on reverse side